Exhibit 10.12

2601 ELLIOTT AVENUE

SEATTLE, WASHINGTON

OFFICE LEASE AGREEMENT

BETWEEN

SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company

(“LANDLORD”)

AND

ZULILY, INC., a Delaware corporation

(“TENANT”)

Dated as of: May 2, 2013

TABLE OF CONTENTS

1.	Basic Lease Information.	1

2.	Lease Grant.	3

3.	Adjustment of Commencement Date; Possession.	3

4.	Rent.	4

5.	Compliance with Laws; Use.	4

6.	Security Deposit.	5

7.	Building Services.	6

8.	Leasehold Improvements.	7

9.	Repairs and Alterations.	8

10.	Entry by Landlord.	9

11.	Assignment and Subletting.	9

12.	Liens.	11

13.	Indemnity and Waiver of Claims.	11

14.	Insurance.	11

15.	Subrogation.	12

16.	Casualty Damage.	12

17.	Condemnation.	13

18.	Events of Default.	13

19.	Remedies.	14

20.	Limitation of Liability.	15

21.	Deleted.	16

22.	Holding Over.	16

23.	Subordination to Mortgages; Estoppel Certificate.	16

24.	Notice.	17

25.	Surrender of Premises.	17

26.	Miscellaneous.	17

SCHEDULES AND EXHIBITS:

SCHEDULE 1: BASE RENT SCHEDULE
EXHIBIT A: DELINEATION OF THE PREMISES
EXHIBIT A-1: LEGAL DESCRIPTION OF THE LAND
EXHIBIT B: EXPENSES AND TAXES
EXHIBIT C: WORK LETTER
EXHIBIT D: COMMENCEMENT LETTER
EXHIBIT E: BUILDING RULES AND REGULATIONS
EXHIBIT E-1: DOG RULES AND REGULATIONS
EXHIBIT F: ADDITIONAL PROVISIONS
EXHIBIT G: FORM OF LETTER OF CREDIT
EXHIBIT H: APPRAISAL PROCEDURE
EXHIBIT I: DELINEATION OF STAGING PREMISES
EXHIBIT J: LOCATION OF BACK-UP GENERATOR

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made and entered into as of May 2, 2013, by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”) and ZULILY, INC., a Delaware corporation (“Tenant”). The schedules, exhibits and other attachments listed in the preceding Table of Contents are incorporated into and made a part of this Lease.

1.	Basic Lease Information.

1.01	“Building” shall mean the building located at 2601 Elliott Avenue, Seattle, Washington. “Rentable Square Footage of the Building” is approximately 339,799 square feet.

1.02	“Premises” shall mean the areas shown on Exhibit A to this Lease. The Premises is located on the floors of the Building set forth in the below table (the “Premises Table”). If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The Premises is composed of four (4) “Increments”, as set forth in the Premises Table. The “Rentable Square Footage of the Premises” and each Increment thereof is approximately as set forth in the Premises Table. Prior to the Rent Commencement Date for Increment 1, Landlord shall cause its architect to measure the square footage of the Common Areas in accordance with the then current ANSI/BOMA Z 65.1-2010 standard. Using the results of such measurement and the new load factors resulting therefrom, Landlord shall prepare an amendment to this Lease (the “Adjustment Amendment”) to reflect the changes in the Rentable Square Footage of the Building and the Rentable Square footage of the Premises from the amounts set forth in this Lease. The Adjustment Amendment shall also modify any amounts under this Lease that are calculated on the basis of the Rentable Square Footage of the Building or the Rentable Square Footage of the Premises, including Base Rent, Tenant’s Pro Rata Share, the Allowance, and the Termination Fee; provided, however, that in no event shall the amount of the Letter of Credit or the amount of the scheduled reductions thereto be modified as a result of such adjustment. Tenant shall execute and return the Adjustment Amendment to Landlord within 15 days after Tenant’s receipt of same.

Increment	Commencement Date	Rent Commencement Date	Floor(s)	Rentable Square Footage	Cumulative Rentable Square Footage

1	9/15/13	1/15/14	1 North	42,620
			2 North	42,109	84,729
2	1/15/14	5/15/14	Ground	58,073	142,802
3	10/1/14	1/1/15	3 North	37,206	180,008
4	1/1/16	4/1/16	4 North	37,008
			1 South	19,060	236,076

1.03	“Base Rent”: As set forth on Schedule 1 attached hereto.

1.04	“Tenant’s Pro Rata Share”:

Increment	Floor(s)	Tenant’s Pro Rata Share	Cumulative Tenant’s Pro Rata Share

1	1 North	12.54%
	2 North	12.40%	24.94%
2	Ground	17.09%	42.03%
3	3 North	10.95%	52.97%
4	4 North	10.89%
	1 South	5.61%	69.48%

1.05	Intentionally Deleted.

1.06	“Term”: The term of this Lease shall commence as to each Increment on the date Landlord delivers such Increment to Tenant. The date the Lease Term so commences as to each Increment is referred to herein as the “Commencement Date” for such Increment. The term of this Lease shall end as to all Increments on the date (the “Termination Date”) that is the last day of the one hundred twentieth (120th) full calendar month after the Rent Commencement Date as to Increment 1. Where reference is made in this Lease to the “Commencement Date” without also making reference to a particular Increment, it shall be deemed to refer to the Commencement Date of Increment 1. In the event that Tenant shall exercise any renewal option pursuant to this Lease, from and after the date of such exercise “Term” shall include the applicable renewal period.

1.07	Allowance(s): As set forth in the Work Letter (the “Work Letter”) attached to this Lease as Exhibit C.

1.08	“Letter of Credit”: $5,500,000.00, subject to reduction as provided in Section 6.

1.09	“Guarantor(s)”: None.

1.10	“Broker(s)”: Jones Lang LaSalle (“Landlord’s Broker”), representing Landlord, and Washington Partners, Inc. (“Tenant’s Broker”), representing Tenant.

1.11	“Permitted Use”: General office purposes, including meeting rooms, conference rooms, training rooms, computer rooms and ancillary kitchenette areas (the “Primary Use”), and the following ancillary purposes (collectively, the “Ancillary Uses”): cafeteria primarily for Tenant’s employees, call center, photography, photographic set creation, and other media studios (which shall not include broadcast facilities) in connection with Tenant’s business, including, but subject to the Rules and Regulations attached hereto as Exhibit E-1, photography of domestic household pets such as dogs, cats, chickens, and rabbits, and periodic invitation only sample sales.

1.12	“Notice Address(es)”:

Landlord:	Tenant:

SRI-WR ELLIOTT AVENUE LLC

c/o Shorenstein Company LLC

235 Montgomery Street

16th Floor

San Francisco, California 94104

Attn: Corporate Secretary

With a copy to:

SRI-WR ELLIOTT AVENUE LLC

c/o Wright Runstad Associates

Limited Partnership

1201 Third Avenue; Suite 2700

Seattle, Washington 98101

Prior to the Commencement Date: ZULILY, INC. 2200 First Avenue South, Seattle WA 98104 Attn: LEGAL From and after the Commencement Date: To Tenant at the Premises Attn: LEGAL/Facilities

A copy of any notices to Landlord shall be sent to such address as Landlord shall specify from time to time by notice to Tenant.

1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Martin Luther King Jr. Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

1.14	“Landlord’s Work” means the work that Landlord is obligated to perform in the Premises or the Building pursuant to the Work Letter.

1.15	“Property” means the Building, the garage serving the Building (the “Garage”), and the other improvements, if any, serving the Building, and the parcel(s) of land on which they are located (the “Land”). A legal description of the Land is attached as Exhibit A-1.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3.	Adjustment of Commencement Date; Possession.

Except as expressly provided in this Lease, including the Work Letter, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord, and Landlord shall not be required to make or pay for any alterations, additions or improvements in or to the Premises or the Building to prepare the same for Tenant’s occupancy. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, but the foregoing shall not relieve Landlord from its obligation to perform any work or improvements as expressly provided in this Lease, including the Landlord’s Work pursuant to the Work Letter, nor shall the foregoing relieve Landlord from liability pursuant to any express representations and warranties provided in this Lease, including Section 5 below. Landlord shall not be liable for a failure to deliver possession of any Increment of the Premises or any other space to Tenant on the scheduled commencement date with respect thereto due to the holdover or unlawful possession of such space by another party or any other reason beyond Landlord’s reasonable control, provided, however, Landlord shall use reasonable efforts to obtain possession of any such space and deliver the same to Tenant as soon as reasonably possible thereafter. Without limitation, if the holdover or unlawful possession of any Increment by any party shall preclude Landlord from delivering such Increment to Tenant on the scheduled commencement date with respect thereto, Landlord shall initiate and diligently pursue such legal proceedings as Landlord deems reasonably required to regain possession of such Increment from such party. In such event, the Commencement Date for the applicable Increment of the Premises or the commencement date for such other space, as applicable, shall be postponed until the date Landlord delivers possession of such space to Tenant free from occupancy by any party, and the Rent Commencement Date applicable to such Increment shall be adjusted as set forth in Section 4.02 below. Except as otherwise provided in this Lease, Tenant shall not be permitted to take possession of or enter any Increment of the Premises prior to the Commencement Date applicable thereto without Landlord’s permission. If Tenant takes possession of or enters any Increment before the applicable Commencement Date, Tenant shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of services requested by Tenant (e.g. after hours HVAC service), Tenant shall not be required to pay Rent for any entry or possession before the Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, such Increment for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

Notwithstanding the foregoing, if Landlord fails to deliver possession of any Increment to Tenant within thirty (30) days after the scheduled Commencement Date with respect thereto as set forth in Section 1.02 above, as Tenant’s sole and exclusive remedy by reason thereof, whether at law or in equity, Tenant shall be entitled to a credit in the amount of one (1) day of the Base Rent applicable to such Increment for each day after such scheduled Commencement Date up to and including the day possession of such Increment is delivered to Tenant. Such daily credit shall be in addition to the postponement of the Rent Commencement Date applicable to such Increment pursuant to Section 4.02 below, and shall be applied against (and in the same daily amount as) the Base Rent otherwise first due and payable after the Rent Commencement Date for such Increment, until fully utilized. The provisions of this paragraph shall not apply to the extent Landlord’s failure to deliver possession of any Increment to Tenant is due to Limited Force Majeure. “Limited Force Majeure” shall mean Force Majeure as defined in Section 7 below, excluding holdover or unlawful possession of any Increment by any party.

Tenant acknowledges that a portion of the Premises (the “RN Space”) is currently leased (the “RN Lease”) to RealNetworks, Inc., a Washington corporation (“RN”). Landlord represents and warrants to Tenant that concurrently with the execution and delivery of this Lease by Landlord and Tenant, Landlord and RN have executed and delivered an amendment to the RN Lease providing for termination of the RN Lease as respects the RN Space (and RN’s vacation and surrender of the RN Space) effective on or prior to the applicable Commencement Date set forth in Section 1.02 above for the corresponding portion of the Premises.

4.	Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Commencing on the respective Rent Commencement Date, Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. If Tenant does not pay any Rent when due hereunder, Tenant shall pay Landlord an administration fee in the amount of $250.00, provided that Tenant shall be entitled to a grace period of up to 5 days for the first 2 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at 12% per annum if not paid within five (5) days of the due date, and Tenant shall pay Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the oldest obligation due from Tenant hereunder, then to any current Rent then due hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 If the Commencement Date with respect to any Increment shall be delayed beyond the respective Commencement Date applicable thereto as set forth in the Premises Table in Section 1.02 above, as Tenant’s sole other remedy in addition to the remedy in the second paragraph of Section 3 above, the Rent Commencement Date applicable to such Increment shall be delayed by a corresponding number of days.

4.03 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses, and personal property taxes on Tenant’s Property, in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for the Primary Use in a normal and customary manner, or Alterations or improvements in the Premises, including the Initial Alterations, performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms (i.e., excluding any restrooms located within the Premises), and the Building’s mechanical, electrical, plumbing and fire/life safety systems, and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall not exceed the density limit for the Premises under applicable Laws, nor shall Tenant’s density in the Premises be such as would require any compliance work to the Base Building or any portions of the Building outside of the Premises. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time upon at least ten (10) days’ prior notice to Tenant (collectively, the “Building Rules”), including rules and regulations for the performance of Alterations (defined in Section 9.03). In the case of any conflict or inconsistency between the Building Rules and the balance of this Lease, the balance of this Lease shall control.

Except for those matters that are the responsibility of Tenant pursuant to the preceding paragraph, Landlord shall be responsible for causing, as of the Commencement Date and for the balance of the Term, (i) the Base Building to comply with all Laws required for Tenant to use and occupy the Premises for the Primary Use in a normal and customary manner, and (ii) the common areas of the Building that are reasonably anticipated to be in Tenant’s path of travel to the Premises, to comply with Title Ill of the Americans with Disabilities Act to the extent required for Tenant to use the Premises for the Primary Use in a normal and customary manner. In addition, Landlord represents and warrants to Tenant that, as of the Commencement Date of each Increment, there will be no Hazardous Materials (as defined in the Building Rules) in such Increment in violation of applicable Laws as in effect and interpreted as of such Commencement Date.

6.	Letter of Credit.

As security for the performance by Tenant of Tenant’s obligations hereunder, Tenant shall cause to be delivered to Landlord concurrently with the execution of this Lease by Tenant, an original irrevocable standby letter of credit (the ‘Letter of Credit”) in the amount specified in Section 1.08 above, naming Landlord as beneficiary, which Landlord may draw upon, without prejudice to any other remedy provided in this Lease or by Law, to the extent necessary to cure any Default (as defined in Section 18 below) or to satisfy any losses, costs or damages for which Tenant is liable under Section 19 below by reason of such Default. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to such Default. The Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Landlord, with a Seattle, Washington, or San Francisco, California, service and claim point for the Letter of Credit (or, if Citibank is the approved issuer, a Tampa, Florida service and claim point), have an expiration date not earlier than the sixtieth (60th) day after the Termination Date (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than sixty (60) days prior to the expiration thereof) and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with Landlord’s certificate certifying that Landlord is entitled to such payment pursuant to the provisions of this Lease, and with no other conditions, shall be in substantially the form attached hereto as Exhibit G (or such other form approved by Landlord), and otherwise be in form and content reasonably satisfactory to Landlord. If the Letter of Credit has an expiration date earlier than the Termination Date, then throughout the term hereof (including any renewal or extension of the term) Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least sixty (60) days prior to the date the Letter of Credit expires. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall within five (5) Business Days after demand replenish the Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirement of this Section 6 so that the amount available to Landlord from the Letter of Credit(s) provided hereunder is the amount specified in Section 1.08 above. Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease, where such failure shall continue for five (5) Business Days after notice thereof from Landlord to Tenant, shall entitle Landlord to draw upon the Letter of Credit then in effect and, at Landlord’s election, constitute a Default under this Lease. If Landlord liquidates the Letter of Credit as provided in the preceding sentence, Landlord shall hold the funds received from the Letter of Credit as a security deposit for Tenant’s performance under this Lease. Landlord may from time to time and without prejudice to any other remedy provided in this Lease or by Law, use all or a portion of the security deposit to the extent necessary to cure any Default (as defined in Section 18 below) or to satisfy any losses, costs or damages for which Tenant is liable under Section 19 below by reason of such Default. If Landlord uses any portion of the security deposit, Tenant, within five (5) Business Days after demand, shall restore the security deposit to the amount then required hereunder. Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. No Mortgagee (as defined in Section 23 below), nor any purchaser at any judicial or private foreclosure sale of the Property or any portion thereof, shall be responsible to Tenant for such Letter of Credit or security deposit unless and only to the extent such Mortgagee or purchaser shall have actually received the same. Landlord shall return the Letter of Credit or the unapplied portion of the security deposit, as applicable, to Tenant within 45 days after the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. Tenant acknowledges that, without limitation of the foregoing, upon a Default, Landlord may use all or any part of the Letter of Credit, the security deposit, or the proceeds therefrom to the extent necessary to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder as more particularly set forth in Section 19 below, and Tenant hereby unconditionally and irrevocably waives the benefits and protections of any Law providing otherwise.

The Letter of Credit shall reduce in amount on June 1, 2019 and on each subsequent June 1st through and including June 1, 2022, by the amount of One Million Dollars

($1,000,000.00) on each such date, and by the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) on June 1, 2023 (each such date, a “Reduction Date”); provided, however, that if (i) on or prior to any Reduction Date, a Default, or default that subsequently matures into a Default, by Tenant shall have occurred and be continuing, or (ii) on the Reduction Date Tenant shall not be in compliance with the Financial Condition Test (as defined below), then the Letter of Credit amount shall not reduce on such date, the reduction that would otherwise have occurred on such date shall not occur at any time (even if the conditions to such reduction are thereafter met), and the Letter of Credit shall not thereafter reduce until the next Reduction Date (provided that all conditions to such reduction have been met). If the Letter of Credit amount is reduced pursuant to the foregoing, Landlord shall cooperate with Tenant to amend or replace the Letter of Credit so as to be in the as-reduced amount. In no event shall any such reduction be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. The “Financial Condition Test” means that for the four (4) consecutive calendar quarters ending sixty (60) days preceding the applicable Reduction Date Tenant has achieved positive cash flow from net operating and investing activities, as set forth in the statement of cash flow determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), or, in the alternative, as of the date that is thirty (30) days prior to the applicable Reduction Date (and continuing through the applicable Reduction Date) Tenant has a minimum investment grade rating from Moody’s Investor Services of Baa3 or from Standard and Poors of BBB-. At least thirty (30) days prior to the applicable Reduction Date, Tenant shall deliver to Landlord audited financial statements for the immediately preceding calendar year prepared in accordance with GAAP and other reasonable evidence of Tenant’s compliance with the Financial Condition Test, failing which the Letter of Credit amount shall not reduce on the applicable Reduction Date.

Notwithstanding references above to Landlord’s rights and remedies by reason of a “Default”, in the case of a breach or default by Tenant under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute a “Default” under this Lease, Landlord shall be entitled to all rights and remedies set forth above in this Section 6 as if such breach or default were a “Default”.

7.	Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories and plumbing fixtures located within the Premises as of the date of this Lease; (b) customary heat and air conditioning in season during Building Service Hours, although (i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord, and (ii) if Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord; (c) standard janitorial service on Business Days; (d) elevator service, non-exclusive use of the common loading dock(s) of the Building, and exclusive use of the loading dock on the north side of the ground floor of the Building created by Landlord as part of Landlord’s Work pursuant to the Work Letter which Tenant can use 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building and the Premises for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property. If Landlord, at Tenant’s request, provides any services which are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay Landlord, or such other party designated by Landlord, the reasonable cost of providing such service.

7.02 The electric current supplied to the Premises (other than electricity utilized to furnish base Building HVAC service to the Premises) shall be measured by one or more submeters installed and maintained by Landlord at Landlord’s cost and expense (which cost and expense shall be included in Expenses under Section 2.01 of Exhibit B); provided, however, that any submeter installed to measure electrical consumption of any supplemental HVAC equipment or other supplemental equipment installed by Tenant shall be installed and maintained at Tenant’s sole cost and expense. Within thirty (30) days after Landlord’s demand from time to time, Tenant shall pay Landlord the cost of all electric current supplied to the Premises (at the average electrical rate per kilowatt hour paid by Landlord to the utility company), as measured by such submeters, other than the cost of electricity utilized to furnish base Building HVAC service to the Premises. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed five (5) watts demand load per rentable square foot of the Premises. Landlord shall install the submeters required of it pursuant to the foregoing for each Increment prior to the respective Rent Commencement Date of such Increment. Pending Landlord’s installation of submeters as aforesaid, Landlord shall have the right to measure Tenant’s electrical usage by other commonly accepted methods, including check meters, and Tenant shall pay Landlord for electricity furnished to the Premises on the basis thereof.

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined below) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made unusable for the reasonable operation of Tenant’s business for a period in excess of 5 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, and provided that such Service Failure is not caused by Tenant or any Tenant Related Parties, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered unusable for the reasonable operation of Tenant’s business by the Service Failure, the amount of abatement shall be equitably prorated. As used in this Lease, “Force Majeure” means strikes, lockouts, labor disputes, acts of God, fire, earthquake, flood or other casualty, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes (other than financial inability) beyond the reasonable control of the performing party.

8.	Leasehold Improvements.

All improvements in and to the Premises, including the Initial Alterations (as defined in the Work Letter) and any other Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, shall remove any Cable (defined in Section 9.01 below). In addition, Landlord, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at Tenant’s expense, to remove any Alterations (including any Initial Alterations) that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (the Cable and such other items collectively are referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, elevators, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, including any Initial Alterations, may request in writing that Landlord advise Tenant whether the Alteration, including any Initial Alterations, or any portion thereof, is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alterations or Initial Alterations identified by Tenant are Required Removables.

Notwithstanding anything to the contrary contained above or elsewhere in this Lease, Landlord agrees that (i) none of the Initial Alterations shown on the Preliminary Plan (as hereinafter defined) constitute Required Removables, (ii) if Tenant installs a cafeteria (including related kitchen facilities) anywhere in the Premises as part of the Initial Alterations, such cafeteria shall not constitute a Required Removable. Tenant acknowledges that Landlord’s agreement that the elevator shown on the Preliminary Plan does not constitute a Required Removable is based on the particular location of the elevator as shown on the Preliminary Plan. If Tenant proposes a change in the location of the elevator, Landlord reserves its right to designate it as a Requirement Removable. As used herein, the “Preliminary Plan” means the preliminary plan dated March 26, 2013, prepared by Marvin Yamaguchi AIA, captioned “Test Fit Study for Zulily”.

9.	Repairs and Alterations.

9.01 Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good repair and working order, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Section 9.03); (f) supplemental air conditioning units, kitchens, cafeterias, including hot water heaters and other equipment in connection therewith, plumbing, and similar facilities exclusively serving Tenant, whether such items are installed by Tenant or are currently existing in the Premises; and (g) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”). All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 9.03 below. If Tenant fails to make any repairs to the Premises for more than 15 Business Days after notice from Landlord (or, in the case of an emergency, such notice, if any, as shall be practicable given the exigency of the circumstances), Landlord may make the repairs, and, within 30 days after demand, Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building and the Premises, except those special or supplemental systems (including HVAC systems), and equipment used in connection therewith, and non-Building standard lighting and electrical wiring, installed specifically for Tenant or any other tenants; (c) Common Areas; (d) roof of the Building; (e) exterior windows and doors of the Building; and (f) elevators serving the Building (excluding any elevators installed by Tenant to serve the Premises exclusively). Landlord shall promptly make repairs for which Landlord is responsible.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”, which term shall include the Initial Alterations pursuant to the Work Letter) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building (defined in Section 5); and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Except as expressly set forth below, Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord), except, as respects Cosmetic Alterations Tenant need only furnish Landlord with a reasonably detailed description of the work; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord and the managing agent for the Building (or any successor(s)) as additional insureds; and, except as respects Cosmetic Alterations, any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the total hard costs of the non-Cosmetic Alterations (and for purposes of calculating the fee, such cost shall exclude architectural, engineering and permit fees). Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building, except that Landlord’s entry to the Premises to show the same to prospective tenants shall only be during the final two (2) years of the Term. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent except as provided in Section 7.03.

11.	Assignment and Subletting.

11.01 Except in connection with a Business Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if the proposed transferee is a governmental entity or an occupant of the Building, or if the proposed transferee, whether or not an occupant of the Building, is a party with whom Landlord has entered into a letter of intent (or similar document) or exchanged an offer and counteroffer or a draft lease, within the preceding six (6) month period regarding the leasing of space within the Building. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 18, and shall be voidable by Landlord. In no event shall any Transfer, including a Business Transfer, release or relieve Tenant from any obligation under this Lease, and Tenant shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time.

For purposes of this Lease, each of the following events shall be deemed a Transfer: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity Controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity Controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; or (iii) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity Controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity beyond the liability limitations, if any, that previously existed. “Control” shall mean direct or indirect ownership of 50% or more of all of the voting stock of a corporation or 50% or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee (or, in the case of a change of ownership or Control, for the proposed new Controlling entity(ies)), a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 30 days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing, setting for Landlord’s reasons for refusal; or (c) in the event of an assignment of this Lease or subletting of any portion of the Premises for a sublease term which would expire during the final one (1) year of the remaining Term (excluding unexercised options in favor of Tenant, and assuming any renewal or extension options in favor of the subtenant will be exercised), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Regardless of whether Landlord consents to a requested Transfer, Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s internal review of any requested Transfer, and Tenant shall also reimburse Landlord for Landlord’s reasonable attorneys’ fees and costs in connection with any requested Transfer. Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to a Transfer until Tenant has paid to Landlord the foregoing fee and the amount of Landlord’s reasonable estimate of the foregoing attorneys’ fees and costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy. Notwithstanding the foregoing, if Tenant requests Landlord’s consent to a concession or other agreement between Tenant and a third party providing for such party’s operation of a cafeteria within the Premises primarily for employees of Tenant, Landlord’s foregoing recapture right shall not apply thereto.

11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. In determining the excess due Landlord, Tenant may deduct from the excess, on a straight-line amortized basis over the term of the Transfer, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Notwithstanding the above, Tenant may assign this Lease to a successor to Tenant (a “Successor”) by merger, consolidation or the purchase of substantially all of Tenant’s assets (including by means of a purchase of substantially all of Tenant’s stock or other equity interests), or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord and without being subject to Landlord’s recapture right pursuant to Section 11.02 above, provided that all of the following conditions are satisfied (a “Business Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least 15 Business Days before such Transfer, together with a copy of the assignment or sublease agreement, as applicable; (c) if such Transfer is an assignment of this Lease (including to a Successor), or a sublease of all or substantially of the Premises, then the Credit Requirement (defined below) must be satisfied; and (d) in the case of an assignment to a Successor, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and in the case of any Transfer, the Transfer is for legitimate business purposes and is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting contained herein. Tenant’s notice to Landlord shall include information and documentation evidencing the Business Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s Successor or Affiliate, as the case may be, shall sign and deliver to Landlord a commercially reasonable form of assumption agreement and/or waiver and acknowledgement form. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s internal review of any requested Business Transfer, and Tenant shall also reimburse Landlord for Landlord’s reasonable attorneys’ fees and costs in connection with any requested Business Transfer. Notwithstanding anything to the contrary herein, Landlord shall not be required to process any Business Transfer until Tenant has paid to Landlord the foregoing fee and the amount of Landlord’s estimate of the foregoing attorneys’ fees and costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity). The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Transfer, the financial strength of the Successor or Affiliate, as the case may be, is not less than Tenant’s net worth as of the date of this Lease or as of the date immediately prior to the Transfer (or series of transactions of which the same is a part), whichever is greater. Landlord agrees to execute a reasonable confidentiality agreement within ten (10) Business Days after Tenant’s written request in connection with Tenant’s disclosure to Landlord of the non-public terms of a Business Transfer or any non-public financial information in connection therewith.

11.05 Notwithstanding anything to the contrary contained in this Section 11, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 Business Days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13.	Indemnity and Waiver of Claims.

Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party to the extent arising out of or in connection with any damage or injury occurring in the Premises or any negligent acts or omissions or willful misconduct (including violations of Law) of Tenant, the Tenant Related Parties (as defined in Section 16.01 below) or any of Tenant’s transferees, contractors or licensees. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, or (d) the inadequacy or failure of any security or protective services, personnel or equipment. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant and Tenant Related Parties harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party to the extent arising out of or in connection with the negligent acts or omissions or willful misconduct (including violations of Law) of Landlord or the Landlord Related Parties.

14.	Insurance.

14.01 Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property and Income Coverage Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and the Initial Alterations and any other Alterations performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear. In addition, Landlord shall be named as a loss payee with respect to Tenant’s Property Insurance on the Initial Alterations and any other Alterations. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

14.02 Landlord shall maintain at least the following insurance coverage (“Landlord’s Insurance”), the premiums of which will be included in Expenses: (1) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; (2) All Risk Property Insurance on the Building at replacement cost value; (3) Worker’s Compensation insurance as required by the state in which the Building is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence.

15.	Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Alterations, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.

16.	Casualty Damage.

16.01 If all or any portion of the Premises becomes unusable for the reasonable operation of Tenant’s business or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, but not later than sixty (60) days after the date of the Casualty, shall cause a licensed general contractor selected by Landlord to provide Landlord with a reasonable written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made usable for the reasonable operation of Tenant’s business within one hundred eighty (180) days from the date of the damage, then Landlord shall have the right to terminate this Lease upon written notice to Tenant within ten (10) Business Days after Tenant’s receipt of the Completion Estimate. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made usable for the reasonable operation of Tenant’s business within one (1) year from the date of the damage, then Tenant shall have the right to terminate this Lease upon written notice to Landlord within ten (10) Business Days after Tenant’s receipt of the Completion Estimate; except that if the damage occurs during the final two (2) years of the Term, a period of one hundred eighty (180) days, rather than one (1) year, shall apply. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or willful misconduct of Tenant or any Tenant Related Parties. As used herein “Tenant Related Parties” means Tenant’s trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents. In addition, Landlord, by notice to Tenant within sixty (60) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty, except that Landlord shall not have the right to terminate this Lease pursuant to this clause (1) if Tenant shall exercise any unexercised renewal option prior by notice to Landlord within thirty (30) days of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; (3) a material uninsured loss to the Building or Premises occurs; or (4) a fire or other casualty occurs to portions of the Building other than the Premises or the Common Areas necessary to provide access to the Premises, and as a result thereof Landlord intends to substantially reconstruct (or demolish) the Building or a material portion thereof. A Casualty to the Garage (as defined in Exhibit F attached hereto) shall not entitle either party to terminate this Lease, and unless this Lease is terminated pursuant to the provisions of this Section 16, Landlord shall restore the Garage together with, and subject to the same terms and conditions as, Landlord’s restoration of the Common Areas as set forth herein and below.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently to completion, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to the Initial Alterations and other Alterations, if any; provided if the estimated cost to repair the Initial Alterations and other Alterations, if any, exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to the Initial Alterations and other Alterations, if any. Landlord shall coordinate restoration of the Initial Alterations and other Alterations, if any, with Tenant, and Landlord shall not unreasonably withhold or delay its approval of any modifications thereto requested by Tenant. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that the Casualty was not caused by the gross negligence or willful misconduct of Tenant or any Tenant Related Parties, during any period of time that all or a material portion of the Premises is rendered unusable or inaccessible for Tenant’s reasonable operation of its business as a result of such Casualty, the Rent shall abate for the portion of the Premises that is rendered unusable for the reasonable operation of Tenant’s business or inaccessible and not used by Tenant for any purpose.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any material portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building; provided, however, that Landlord agrees to exercise such right in a nondiscriminatory fashion among leases affecting the Building. Consideration of the following factors in arriving at its decision shall not be deemed discriminatory: Length of term remaining on the Lease, time needed to repair and restore, costs of repair and restoration not covered by condemnation proceeds, Landlord’s plans to repair and restore Common Areas serving the Premises, Landlord’s plans for repair and restoration of the Building, and other relevant factors of Landlord’s decision as long as they are applied to Tenant in the same manner as other tenants. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Notwithstanding the foregoing, in the event of a temporary Taking of 90 days or less ending prior to the Termination Date, this Lease shall remain in full force and effect and Tenant shall continue to pay all Rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to the compensation awarded for the Taking up to the amount of Rent payable by Tenant hereunder, and the balance of such compensation awarded for the Taking shall be the Property of Landlord.

18.	Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 3 Business Days after written notice to Tenant (“Monetary Default”), except that Landlord shall only be required to give two (2) such notices in any calendar year with respect to Tenant’s failure to pay any monthly Base Rent when due, and after such two (2) notices are given any failure by Tenant in such calendar year to pay monthly Base Rent when due hereunder shall itself constitute a Monetary Default, without the requirement of notice from Landlord of such failure; (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant, provided, however, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as Tenant begins the cure within 30 days and diligently pursues the cure to completion; except that such thirty (30) day period shall be shortened as set forth in Landlord’s written notice to Tenant as Landlord reasonably determines is necessary (and as Landlord describes in such notice) if waiting for such thirty (30) day period to expire would materially jeopardize the health, safety or quiet enjoyment of the Building by its tenants and occupants or cause further material damage or loss to Landlord or the Property or result in any violation (or continuance of any violation) of any Law or any Mortgage; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) Tenant abandons the Premises; provided, however that Tenant’s mere vacating of the Premises shall not constitute a Default so long as Tenant continues to pay Base Rent and all Additional Rent and maintains the insurance coverage required pursuant to Section 14 of this Lease, and Tenant otherwise continues to perform its obligations under this Lease, and so long as Tenant provides Landlord with written notice of an alternate address for notices to Tenant under this Lease (other than the Premises) if such vacancy exceeds thirty (30) consecutive days; (g) Tenant fails to deliver, within the period described in Section 23 below, any subordination agreement, estoppel certificate or financial statements requested by Landlord pursuant to Section 23 below, and such failure continues for five (5) Business Days after Landlord’s notice thereof to Tenant; or (h) Tenant is in monetary default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent (together with interest thereon as set forth in Section 4.01 above) and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include market concessions, free rent and work allowances) as Landlord in its reasonable discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

19.03 If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the reasonable cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

19.04 Notwithstanding anything to the contrary set forth in this Section 19 or elsewhere in this Lease, in no event shall Tenant be liable to Landlord for any indirect or consequential damages, except for (i) consequential damages in connection with the loss of a prospective tenant of the Premises or any portion thereof, or damages incurred by Landlord due to its late delivery of the Premises or any portion thereof, to a successor tenant of the Premises or any portion thereof, as a result of Tenant’s failure to timely surrender the Premises or any portion thereof to Landlord as provided in Section 22 below after expiration of the fifteen (15) Business Day grace period set forth therein, (ii) damages caused to Landlord by the loss of a sale or financing due to Tenant’s failure to timely deliver any subordination agreement, estoppel certificate or financial statements as provided in Section 23 below, in each case where such failure shall continue after the five (5) Business Day notice and cure period set forth in Section 18 above. In no event shall lost rent, Costs of Reletting or other damages of Landlord expressly provided for above in this Section 19 be deemed indirect or consequential damages.

20.	Limitation of Liability; Landlord’s Default; Tenant’s Self Help.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, (i) THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO SIXTY PERCENT (60%) OF THE VALUE OF THE PROPERTY, (ii) TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY, AND (iii) NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WHEREVER IN THIS LEASE TENANT (A) RELEASES LANDLORD FROM ANY CLAIM OR LIABILITY, (B) WAIVES OR LIMITS ANY RIGHT OF TENANT TO ASSERT ANY CLAIM AGAINST LANDLORD OR TO SEEK RECOURSE AGAINST ANY PROPERTY OF LANDLORD OR (C) AGREES TO INDEMNIFY LANDLORD AGAINST ANY MATTERS, THE RELEVANT RELEASE, WAIVER, LIMITATION OR INDEMNITY SHALL RUN IN FAVOR OF AND APPLY TO LANDLORD AND THE LANDLORD RELATED PARTIES.

Landlord shall be in default under this Lease only if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of 30 days after written notice thereof from Tenant to Landlord; provided, however, if Landlord’s failure cannot reasonably be cured within 30 days, Landlord shall be allowed additional time as is reasonably necessary to cure the failure so long as Landlord begins the cure within 30 days and diligently pursues the cure to completion, and (ii) each Mortgagee of whose identity Tenant has been notified in writing shall have failed to cure such default within 30 days (or such longer period of time as may be specified in any written agreement between Tenant and Mortgagee regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above or, if in order for such Mortgagee to cure such failure it requires possession of the Premises, such Mortgagee fails cure such failure for a period of 30 days (or such longer period of time as may be specified in any written agreement between Tenant and Mortgagee regarding such matter) after it obtains possession of the Premises, provided, however, if Landlord’s failure cannot reasonably be cured within such 30 day period, such Mortgagee shall be allowed additional time as is reasonably necessary to cure the failure so long as it begins the cure within 30 days after obtaining possession of the Premises and diligently pursues the cure to completion.

If Landlord fails to perform any of its obligations under this Lease where such failure is not due to Force Majeure, and as a result thereof (i) a material portion of the Premises becomes inaccessible or unusable for the reasonable operation of Tenant’s business, or (ii) a significant risk of personal injury or material property damage has occurred and is continuing (each of the foregoing, a “Landlord Performance Failure”), Tenant may, but shall not be obliged to, and without waiving any default of Landlord or releasing Landlord from any obligations to Tenant hereunder, give Landlord written notice specifying the nature of such failure to perform and requesting performance. If Landlord fails to cure such failure of performance within fifteen (15) days after receipt of Tenant’s notice, or if such failure cannot by its nature be cured within such fifteen (15) day period, fails to commence such cure within such fifteen (15) day period and thereafter diligently prosecute such cure to completion, and such failure is not due to Force

Majeure, and such failure continues for five (5) Business Days after Landlord’s receipt of a second written notice from Tenant expressly stating Tenant’s intention to exercise its rights under this paragraph, and regardless of whether such failure has ripened into a default by Landlord pursuant to the preceding paragraph, then Tenant may perform any such obligation on Landlord’s behalf provided (i) such obligation may be performed entirely within the Premises and shall not affect in any way the Base Building or any part of the Building other than the Premises, (ii) if such obligation is in the nature of Alterations, the work qualifies as a Cosmetic Alteration, and (iii) performance by Tenant of such obligation does not involve any Hazardous Materials. All necessary incidental costs in connection with the performance by Tenant of such obligation of Landlord shall be payable by Landlord within thirty (30) days after receipt of Tenant’s written demand therefor, together with documentation reasonably supporting such costs. In no event may Tenant offset any amounts owing by Landlord to Tenant under this paragraph or any other provisions of this Lease against any Base Rent or Additional Rent payable by Tenant to Landlord pursuant to this Lease. Notwithstanding the foregoing, in the case of any Landlord Performance Failure that gives rise to an emergency in the Premises that would materially jeopardize the health or safety of the Premises by Tenant, or cause further material damage or loss to Tenant or Tenant’s property, periods of two (2) Business Days and one (1) Business Day, respectively, shall be substituted for the aforesaid fifteen (15) day and five (5) Business Day periods, respectively.

21.	Deleted.

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 Business Days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but within ten (10) Business Days after receipt of a written request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Tenant shall, within ten (10) Business Days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable. In addition, Tenant shall, within ten (10) Business Days after receipt of a written request from Landlord (not more than once each calendar year unless in connection with a sale or financing of the Property) or any Mortgagee, deliver to Landlord or such Mortgagee financial statements for Tenant and any Guarantor, provided that Landlord or such Mortgagee, as the case may be, shall execute and deliver to Tenant a commercially reasonable confidentiality agreement with respect to any such financial statements that are not publicly available.

Concurrently with the execution and delivery of this Lease by Landlord and Tenant, Tenant has received from the Mortgagee under the Mortgage existing as of the date of this Lease a written “non-disturbance agreement” in favor of Tenant in commercially reasonable form providing that if Tenant is not in default under this Lease beyond any applicable grace period, such party will recognize this Lease and Tenant’s rights hereunder and will not disturb Tenant’s possession hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof. Notwithstanding anything to the contrary in the preceding paragraph,

Tenant’s receipt of a written “non-disturbance agreement” in favor of Tenant as described above from the Mortgagee under any Mortgage created after the date of this Lease shall be a condition of the subordination of this Lease thereto. Tenant shall reimburse Landlord for any fees charged by any Mortgagee for a non-disturbance agreement in favor of Tenant as described above within thirty (30) days after demand.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing (except where verbal notice is expressly permitted hereunder) and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1; provided, however, notices sent by Landlord regarding general Building operational matters (excluding any scheduled closure of the Building or the Garage or scheduled interruption in services) may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good repair and working order, ordinary wear and tear and damage which Landlord is obligated to repair hereunder (including damage by Casualty which Landlord is obligated to repair pursuant to Section 16) excepted. If Tenant fails to remove any of Tenant’s Property, or to restore the Premises to the required condition, within two (2) Business Days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the reasonable expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

26.	Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Each party represents and warrants to the other, and agrees, that each individual executing this Lease on behalf of such party is authorized to do so on behalf of such party and that the entity(ies) or individual(s) constituting such party (and, in Tenant’s case, Guarantor) or which may own or control such party (and, in Tenant’s case, Guarantor) or which may be owned or controlled by such party (and, in Tenant’s case, Guarantor) are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/Proqrams/Documents/Terror.pdf or any replacement website or other replacement official publication of such list.

26.02 If Landlord retains an attorney or institutes legal proceedings due to Tenant’s failure to pay Rent when due, then Tenant shall be required to pay Additional Rent in an amount equal to the reasonable attorneys’ fees and costs actually incurred by Landlord in connection therewith. Notwithstanding the foregoing, in any action or proceeding between Landlord and Tenant, including any appellate or alternative dispute resolution proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel. IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY LAW LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL.

26.03 If it is determined that Landlord failed to deliver in writing its consent or approval where it was required to do so under this Lease, unless it is also determined that Landlord acted in bad faith in so failing Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and neither Tenant nor any Tenant Related Parties nor any person or entity claiming by, through or under Tenant, nor any other third party, shall have any rights hereunder by virtue of such review and/or approval by Landlord.

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer, Landlord shall be released from any obligations hereunder arising after the date of such transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof, except as otherwise provided in any applicable non-disturbance agreement) shall have assumed Landlord’s obligations under this Lease.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker(s) (described in Section 1.10) as broker(s) in connection with this Lease. Landlord and Tenant acknowledge that Landlord’s Broker represents only Landlord in connection with the negotiation and execution of this Lease, and that Tenant’s Broker represents only Tenant in connection with the negotiation and execution of this Lease. Landlord and Tenant each confirms that prior oral and/or written disclosure of agency has been provided to such party, as required by RCW 18.86.030(1)(g). Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Any assistance rendered by Landlord’s Broker or any agent or employee of Landlord in connection with this Lease or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant. Each of Landlord and Tenant, by its execution of this Lease, acknowledges and agrees that it has timely received a pamphlet on the law of real estate agency as required under RCW 18.86.030(1)(f). Landlord shall pay any commissions or other fees due to Landlord’s Broker and Tenant’s Broker by reason of Tenant entering into this Lease pursuant to the terms of separate agreement(s) executed by Landlord.

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant is not in Default. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Property, Building and Common Areas as Landlord deems appropriate. Except in emergencies (in which case Landlord shall provide such notice, if any, as shall be practicable given the exigency of the circumstances), Landlord shall provide Tenant with reasonable prior notice of any such changes which shall materially affect Tenant’s access to the Premises or interfere with Tenant’s use of the Premises, and in exercising such right Landlord shall use reasonable efforts to minimize any interference with Tenant’s access to and use of the Premises. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

[Signature Page Follows]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company

By:	/s/ Walter R. Ingram

Name:	Walter R. Ingram

Title:	Executive Vice President & CFO

TENANT:

ZULILY, INC., a Delaware corporation

By:	/s/ Darrell Cavens

Name:	Darrell Cavens

Title:	CEO

Tenant’s Tax ID Number (SSN or FEIN):

27-1202150

LANDLORD ACKNOWLEDGMENT

LIMITED LIABILITY COMPANY

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF King )

On this the 2nd day of May, 2013, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Walter Ingram known to me to be EVP & CFO of SRI-WR ELLIOTT AVENUE LLC, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said limited liability company as a free and voluntary act, and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[SEAL]	Notary Public

/s/ Amanda Smith

Printed Name

Amanda Smith

Residing at:	Seattle

My Commission Expires:	February 17, 2014

TENANT ACKNOWLEDGMENT

Corporation

STATE OF Washington	)
	)	ss.
COUNTY OF King )

On this the 1st day of May, 2013, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Darrell Cavens known to me to be CEO of Zulily, Inc., one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[SEAL]	Notary Public

/s/ Marcia G. Cardona

Printed Name

Marcia G. Cardona

Residing at:	Covington

My Commission Expires:	June 6, 2015

SCHEDULE I

BASE RENT

INCREMENT 1

PERIOD	BASE RENT PER ANNUM (RSF)	MONTHLY BASE RENT

*Rent Commencement Date - 6/30/14	$0.00	$0.00
7/1/14 - 1/30/15	$23.50	$165,927.63 (based on 84,729 rsf	)
2/1/15 - 1/30/16	$24.50	$172,988.38
2/1/16 - 1/30/17	$25.50	$180,049.13
2/1/17 - 1/30/18	$26.50	$187,109.88
2/1/18 - 1/30/19	$27.50	$194,170.63
2/1/19 - 1/30/20	$28.50	$201,231.38
2/1/20 - 1/30/21	$29.50	$208,292.13
2/1/21 - 1/30/22	$30.50	$215,352.88
2/1/22 - 1/30/23	$31.50	$222,413.63
2/1/23 - Termination Date	$32.50	$229,474.38

*	During the period from the Increment 1 Rent Commencement Date through June 30, 2014, no Base Rent shall be payable for Increment 1, notwithstanding that Increment 1 consists of 84,729 rentable square feet.

INCREMENT 2

PERIOD	BASE RENT PER ANNUM (RSF)	MONTHLY BASE RENT

Rent Commencement Date - 6/30/14	$23.50	$30,222.96 (based on 15,433 rsf	)
*7/1/14 - 1/30/15	$23.50	$113,726.29 (based on 58,073 rsf	)
2/1/15 - 1/30/16	$24.50	$118,565.71
2/1/16 - 1/30/17	$25.50	$123,405.13
2/1/17 - 1/30/18	$26.50	$128,244.54
2/1/18 - 1/30/19	$27.50	$133,083.96
2/1/19 - 1/30/20	$28.50	$137,923.38
2/1/20 - 1/30/21	$29.50	$142,762.79
2/1/21 - 1/30/22	$30.50	$147,602.21
2/1/22 - 1/30/23	$31.50	$152,441.63
2/1/23 - Termination Date	$32.50	$157,281.04

*	During the period from the Increment 2 Rent Commencement Date through June 30, 2014, Base Rent shall be payable for Increment 2 based on 15,433 rentable square feet, notwithstanding that Increment 2 consists of 58,073 rentable square feet.

INCREMENT 3

PERIOD	BASE RENT PER ANNUM (RSF)	MONTHLY BASE RENT

Rent Commencement Date - 1/30/16	$24.50	$75,962.25
2/1/16 - 1/30/17	$25.50	$79,062.75
2/1/17 - 1/30/18	$26.50	$82,163.25
2/1/18 - 1/30/19	$27.50	$85,263.75
2/1/19 - 1/30/20	$28.50	$88,364.25
2/1/20 - 1/30/21	$29.50	$91,464.75
2/1/21 - 1/30/22	$30.50	$94,565.25
2/1/22 - 1/30/23	$31.50	$97,665.75
2/1/23 - Termination Date	$32.50	$100,766.25

INCREMENT 4

PERIOD	BASE RENT PER ANNUM (RSF)	MONTHLY BASE RENT

Rent Commencement Date - 1/30/17	$25.50	$119,144.50
2/1/17 - 1/30/18	$26.50	$123,816.83
2/1/18 - 1/30/19	$27.50	$128,489.19
2/1/19 - 1/30/20	$28.50	$133,161.50
2/1/20 - 1/30/21	$29.50	$137,833.83
2/1/21 - 1/30/22	$30.50	$142,506.17
2/1/22 - 1/30/23	$31.50	$147,178.50
2/1/23 - Termination Date	$32.50	$151,850.83

2

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Office Lease Agreement by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington.

EXHIBIT A-1

LEGAL DESCRIPTION OF THE LAND

This Exhibit is attached to and made a part of the Lease by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington.

THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF WASHINGTON, COUNTY OF KING, AND IS DESCRIBED AS FOLLOWS:

BLOCKS 7 AND 12 OF THE PORTION OF THE TOWN OF SEATTLE, AS LAID OUT ON THE LAND CLAIM OF WILLIAM H. BELL AND THE NORTHWESTERN EXTREMITY OF THE CLAIM OF A.A. DENNY (COMMONLY KNOWN AS BELL AND DENNY’S ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 29,•RECORDS OF KING COUNTY;

EXCEPT THAT PORTION THEREOF LYING WITHIN SUPPLEMENTAL PLAT OF SEATTLE TIDE LANDS;

TOGETHER WITH BLOCKS 169B AND 169C OF THE SUPPLEMENTAL PLAT OF SEATTLE TIDE LANDS, AS SHOWN ON THE OFFICIAL MAPS OF SEATTLE TIDE LANDS ON FILE IN THE OFFICE OF THE COMMISSIONER OF PUBLIC LANDS AT OLYMPIA, WASHINGTON;

AND TOGETHER WITH THAT PORTION OF VACATED CEDAR STREET ADJOINING, AS VACATED UNDER CITY OF SEATTLE ORDINANCE NO. 90532 WHICH, UPON VACATION, ATTACHES TO SAID PROPERTY BY OPERATION OF LAW;

AND TOGETHER WITH THAT PORTION OF VACATED ALASKAN WAY ADJOINING, AS VACATED UNDER CITY OF SEATTLE ORDINANCE NO. 109009 WHICH, UPON VACATION, ATTACHES TO SAID PROPERTY BY OPERATION OF LAW;

SITUATE IN THE CITY OF SEATTLE, COUNTY OF KING, STATE OF WASHINGTON.

AND

[note: following is legal for the portion of the Land on which the Garage is located]

LOTS 1, 2, 3 AND 4 IN BLOCK 8 OF THE PORTION OF THE TOWN OF SEATTLE, AS LAID OUT ON THE CLAIM OF WILLIAM H. BELL AND THE NORTHWESTERN EXTREMITY OF THE CLAIM OF A.A. DENNY (COMMONLY KNOWN AS BELL AND DENNY’S ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 29, RECORDS OF KING COUNTY;

SITUATE IN THE CITY OF SEATTLE, COUNTY OF KING, STATE OF WASHINGTON.

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Payments.

1.01 Tenant shall pay Tenant’s Pro Rata Share of the total amount of Expenses and Taxes for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the total amount of Expenses and Taxes for the applicable calendar year. If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

1.02 As soon as is practical following the end of each calendar year, but not later than June 1st of the following calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Taxes for the prior calendar year. Such statement shall be final and binding upon Tenant unless, within sixty (60) days of its receipt of such statement, Tenant shall contest any item thereon by giving written notice thereof to Landlord, specifying in reasonable detail each item contested and the reason therefor, or Tenant shall give notice of its initiation of its audit rights pursuant to Section 4 below. If the estimated amount of Expenses and Taxes for the prior calendar year is more than the actual amount of Expenses and Taxes for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant, after first deducting the amount of Rent due, no later than June 1st of the calendar year following the expiration of the Term. If the estimated amount of Expenses and Taxes for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year.

2. Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building, the Garage and the balance of the Property. Expenses include, without limitation: (a) all labor and labor related costs (not above the position of general manager), including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost (including sales, use and excise taxes thereon) of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are: (1) performed primarily to reduce current or future operating expense costs, to upgrade Building security, to otherwise improve the operating efficiency of the Property, or for the protection of the health and safety of the occupants of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of the Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below), where applicable, or such other period as reasonably determined by

Landlord consistent with generally accepted real property management practices in the Applicable Market. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.02 Expenses shall not include: the cost of capital improvements (except as set forth in Section 2.01 above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to Tenant under the Lease or to other tenants in the Building under their respective leases; the cost of services made available at no special cost to any tenant in the Building but not to Tenant; the cost of electricity to leasable space in the Building (other than electricity utilized to furnish base Building HVAC service, which cost shall be included in Expenses); any expense for which Landlord is actually directly reimbursed by a tenant or other party (other than by means of an escalation or expense pass-through provision similar to this Exhibit B); advertising, promotional and marketing expenses; charitable contributions; the cost of any large scale abatement, removal, or other remedial activities with respect to Hazardous Materials, provided, however, Expenses may include the incidental costs attributable to those actions taken by Landlord in connection with the ordinary operation and maintenance of the Building and Property, including costs incurred in removing limited amounts of Hazardous Materials from the Building and Property when such removal is directly related to such ordinary maintenance and operation; overhead and profit increments paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies or other materials to the extent that the cost of the services, supplies or materials materially exceed the amounts normally payable for similar goods and services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings in the Applicable Market (as defined in Section 3.E. of Exhibit F); penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Building, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; accountants’ and attorneys’ fees and expenses incurred in connection with lease negotiations or lease disputes with current or prospective Building tenants or in connection with the defense of Landlord’s title to the Property; bad debt reserves or reserves for future Expenses.

Notwithstanding anything to the contrary contained in this Exhibit B, in no event shall the aggregate amount payable by Tenant for any given calendar year after 2014 on account of Controllable Expenses (as defined below) exceed the amount that is equal to the Controllable Expenses payable by Tenant for calendar year 2014, as increased 5% per year, compounded annually, through the expiration of the subject calendar year for which Controllable Expenses are to be calculated, as calculated on a per rentable square foot basis; provided, however, that any increases in Controllable Expenses not recovered by Landlord in any calendar year due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) until fully recouped by Landlord. As used herein, “Controllable Expenses” mean all Expenses, excluding (i) costs and expenses associated with improvements or repairs required by applicable Laws (including capital improvements and repairs includable in Expenses pursuant to Section 2.01 above), and (ii) costs and expenses for insurance premiums and deductibles, electricity, gas and other utilities. All calculations pursuant to this paragraph shall be made after giving effect to Section 2.03 below.

2.03 If at any time during a calendar year the Building is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so

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long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, all rental, sales and use taxes imposed upon or measured by gross rent, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used exclusively in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, franchise, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in Taxes within 30 days after Tenant’s receipt of a statement from Landlord.

4. Audit Rights. If Tenant wishes to dispute an amount shown on the annual statement, Tenant shall give Landlord written notice of such dispute within sixty (60) days after Tenant’s receipt of the annual statement. If Tenant does not give Landlord such notice within such time, Tenant shall have waived its right to dispute the annual statement. Promptly after the receipt of such written notice from Tenant, Landlord and Tenant shall endeavor in good faith to resolve such dispute. If such efforts do not succeed, Tenant shall have the right to cause a nationally or regionally recognized independent certified public accountant designated by Tenant, to be paid on an hourly or fixed fee basis and not a contingent fee basis, to audit the items questioned by Tenant in its original notice contesting the annual statement, provided that Tenant (i) notifies Landlord in writing of Tenant’s intention to exercise such audit right within 30 days after the relevant initial written notice from Tenant to Landlord with respect to such dispute, (ii) actually begins such audit within 45 days after the notice from Tenant to Landlord advising Landlord that Tenant will require an audit (provided that such 45-day period within which the audit must be commenced shall be extended by the length of any delay in the commencement of the audit that is caused by Landlord) and (iii) diligently pursues such audit to completion as quickly as reasonably possible. Landlord agrees to make available to Tenant’s auditors, at Landlord’s office in Seattle Washington and/or at Landlord’s office in the Building (at Landlord’s sole option), the books and records relevant to the audit for review and copying, but such books and records may not be removed from Landlord’s offices. Tenant shall bear all costs of such audit, including Landlord’s actual copying costs and personnel costs, if any incurred in connection with such audit (provided that, prior to incurring any personnel costs in connection with any such audit, Landlord shall advise Tenant of Landlord’s anticipated personnel costs so that Tenant may, at Tenant’s option, modify Tenant’s activities with regard to such audit in order to preclude the need for Landlord to incur such personnel costs), except that, if the audit (as conducted and certified by the auditor) shows an aggregate overstatement of the Taxes and Expenses payable by Tenant of 5% or more, and Landlord’s auditors concur in such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall bear all costs of the audit. If the agreed or confirmed audit shows an aggregate underpayment of Taxes Expenses payable by Tenant, Tenant shall pay to Landlord, within 30 days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an aggregate overpayment of Taxes Expenses payable by Tenant, Landlord shall reimburse Tenant for such overpayment within 30 days after the audit is agreed to or confirmed.

Notwithstanding anything to the contrary set forth above, Tenant’s audit rights under this Section 4 shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Exhibit B within the time stipulated herein for payment (including, without limitation, the contested amounts) and (ii) Tenant executing, prior to the commencement of the audit, a confidentiality agreement in form and substance reasonably satisfactory to Landlord in which Tenant shall agree to keep confidential, and not disclose to any other party, the results of any such audit or any action taken by Landlord in response thereto

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5. Personal Property Taxes. Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to Tenant’s Property and promptly upon request of Landlord shall provide written proof of such payment. In the event that Tenant does not pay all personal property taxes prior to delinquency, the nonpayment shall be deemed a default hereunder if unpaid within ten (10) Business Days after written notice from Landlord. In addition, should Landlord pay such personal property taxes on behalf of Tenant, Tenant shall repay Landlord immediately upon notice, together with interest of twelve percent (12%) per annum from the date of such payment by Landlord.

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EXHIBIT C

WORK LETTER

This Exhibit (the “Work Letter”) is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

I.	Alterations and Allowance.

A. Tenant, upon the full and final execution and delivery of this Lease and all prepaid rental and security deposits required hereunder, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9.03. of this Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations, except that where the provisions of Section 9.03 shall conflict with the provisions of this Work Letter, the provisions of this Work Letter shall control. Landlord shall respond to Tenant’s plans within five (5) Business Days after Landlord’s receipt thereof with (i) Landlord’s approval, (ii) Landlord’s reasonable disapproval (with the reasons therefor in reasonable detail), (iii) Landlord’s request for further information reasonably required by Landlord in order to review the plans and the proposed work, or (iv) in those certain limited circumstances where such five (5) Business Day period for Landlord to respond to Tenant as provided in clauses (i), (ii) or (iii) above may not be reasonably possible, Landlord’s reasonable estimate of the additional time required for Landlord to so respond to Tenant (which shall in any event be as soon as reasonably possible consistent with Landlord’s exercise of commercially reasonable efforts). Such circumstances include, without limitation, plans which Landlord requires to be reviewed by its third party architects, engineers or other consultants where, despite Landlord’s commercially reasonable efforts, such third parties do not respond in a timely manner so as to enable Landlord to meet such five (5) Business Day response period, or plans which include significant and unanticipated revisions to the plans or information previously submitted by Tenant to Landlord. Landlord and Tenant shall cooperate and coordinate with each other during the preparation and approval process of the plans so that the five (5) Business Day response period set forth above will be honored in all but the most limited circumstances. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than the amount equal to the entire cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Landlord hereby approves HST Construction as Tenant’s general contractor for the Initial Alterations, and Yamaguchi Architects as Tenant’s architect for the Initial Alterations.

B. Provided Tenant is not in default under this Work Letter or the balance of the Lease (but without relieving Landlord of its obligation as hereinafter provided if Tenant cures such default within any applicable notice and cure period), Landlord agrees to contribute the applicable Allowance set forth below toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the applicable Increment of the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations, for hard costs in connection with the Initial Alterations, and for voice, data and other cabling in the applicable Increment of the Premises. The Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within thirty (30) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AlA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the State of Washington, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) with the initial draw, a cost breakdown for each trade or subcontractor performing the Initial Alterations, and with each subsequent draw a cost breakdown for each trade or subcontractor performing the work for which the draw is requested; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under this Work Letter or the balance of the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

The “Allowance” with respect to Increments 1 and 2 is Fifty Dollars ($50.00) per rentable square foot of each such Increment. The “Allowance” with respect to Increment 3 is Forty-Five and 42/100 Dollars ($45.42) per rentable square foot of such Increment. The “Allowance” with respect to Increment 4 is Thirty-Nine and 17/100 Dollars ($39.17) per rentable square foot of such Increment. Tenant may not use any portion of the Allowance applicable to any Increment towards the costs of the Initial Alterations in any other Increment, except that Tenant may use up a portion of the Allowance applicable to Increment 3 towards the costs of the Alterations in the Staging Premises pursuant to Section 5 of the Additional Provisions attached as Exhibit F, except that the portion of the Increment 3 Allowance so used shall not exceed Five Dollars ($5.00) per rentable square foot of the Staging Premises.

In addition to the Allowance, Landlord shall reimburse Tenant (or, at Tenant’s direction, directly pay the contractor designated by Tenant) the amount of Thirty-Nine Thousand Five Hundred Seventy-six and 39/100 Dollars ($39,576.39) for the cost of Tenant performing demolition work to the Staging Premises substantially in accordance with the demolition plans dated 4/10/13.

C. If after completion of the Initial Alterations with respect to any Increment and payment of all costs and expenses in connection therewith, any portion of the Allowance with respect to such Increment remains outstanding (other than by reason of Tenant’s default under the Lease), at Tenant’s election Tenant may utilize such remaining balance of the Allowance towards Base Rent, Taxes and Expenses payable pursuant to the Lease, moving expenses, and furniture to be utilized by Tenant in the Premises.

D. Landlord represents and warrants to Tenant that as of the applicable Commencement Date of each Increment, the Base Building HVAC, plumbing and electrical systems serving such Increment, up to (but not past) the point of connection with the horizontal or other local distribution systems within or serving such Increment, shall be in good working order and repair.

E. Tenant acknowledges that the fee payable to Landlord pursuant to Section 9.03 of the Lease for Landlord’s oversight and coordination shall apply to the Initial Alterations, except that such fee shall be calculated using a factor of 1.5% rather than 10%, and shall not apply to voice, data and other cabling costs. At Landlord’s option, Landlord may withhold all or any portion of such fee (to the extent applicable to a requested disbursement or any prior disbursements for which the fee was not fully withheld) from the disbursements of the Allowance made pursuant to this Work Letter. Upon completion of the Initial Alterations with respect to each Increment, Tenant shall furnish Landlord with invoices and other documentation

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reasonably required by Landlord to evidence the total cost of the Initial Alterations in such Increment, so that the final amount of said fee may be calculated, and Tenant shall, within fifteen (15) days of written demand, pay to Landlord the remainder, if any, of said fee not yet withheld by Landlord or paid to Landlord.

F. In addition to the Allowance, and not as a deduction therefrom, Landlord shall reimburse Tenant up to (i) $35,411.40 (being $0.15 per rentable square foot of the Premises) for the costs incurred by Tenant for having its architect produce test fit conceptual plans for the Initial Alterations, and (ii) $590,190.00 (being $2.50 per rentable square foot of the Premises), to be allocated to each Increment on a per rentable square foot basis and disbursed with respect to each Increment on such basis, for the costs incurred by Tenant for having its architect and engineers produce construction and design drawings for the Initial Alterations in the respective Increment. Landlord shall make such reimbursement to Tenant within thirty (30) days after Tenant’s delivery to Landlord of paid receipts for the items to be reimbursed, together with such other documents, if any, as Landlord shall reasonably request to evidence such costs.

G. Subject to the provisions of this Work Letter, at Tenant’s election the Initial Alterations may include removal of the existing escalators and infill the third-floor of the atrium area of the Building (the “Atrium infill Work”). Without limitation of the requirements of Section 9.03 of the Lease, which Tenant acknowledges shall be applicable to the Atrium Infill Work (except that where the provisions of Section 9.03 shall conflict with the provisions of this Section G or the balance of this Work Letter, the provisions of this Section G first, and the balance of this Work Letter second, shall control), the Atrium Infill Work shall comply with all applicable Laws and be subject to Landlord’s reasonable approval in accordance with the plan review and approval process set forth above, and Landlord may require that Tenant utilize Landlord’s designated structural engineer for the Atrium lnfill Work. Landlord makes no representation or warranty the Atrium Infill Work will be allowed pursuant to applicable Laws. The Atrium Infill Work shall be performed at Tenant’s sole cost and expense, including the cost of obtaining all required permits applicable thereto, except that Tenant may utilize the Allowance applicable to Increments 1 and 2 towards the costs of the Atrium Infill Work. If Landlord shall sell the Building prior to the expiration of the initial Lease Term set forth in Section 1.06 of the Lease, on or prior to the closing of such sale Landlord shall pay Tenant its unamortized costs of the Atrium Infill Work (excluding costs associated with removal of the existing escalators). For purposes of the preceding sentence, (i) the costs of the Atrium lnfill Work (excluding costs associated with removal of the existing escalators) shall be the lesser of the actual cost thereof or One Million Dollars ($1,000,000.00), and (ii) the amortization shall be computed on a straight line basis over the period commencing on the Rent Commencement Date for Increment 1 and ending on the Termination Date, with interest at the rate of 5% per annum. Provided that such payment has been made, effective as of the closing of such sale, the area of the Premises shall be increased by the square footage of the atrium area that has been infilled, which the parties hereby stipulate as 3,972 rentable square feet, and the Base Rent and Tenant’s Share amounts under this Lease shall be increased to take into account such additional square footage. Base Rent for the infilled area shall be at the same rate per rentable square foot as is in effect from time to time for the corresponding period for Increment 3 of the Premises.

H. Landlord, at Landlord’s sole cost and expense, shall perform the following work in the Building (“Landlord’s Work”):

(i)	Create loading docks on the north and south sides of the ground floor of the Building, and such north side loading dock shall be for Tenant’s exclusive use;

(ii)	Expand and renovate the main lobby of the Building and the skybridge lobby of the Building consistent with the character of a high-tech adaptive re-use project substantially in accordance with the concept plans dated March 12, 2013, prepared by GGLO and Wright Runstad & Company, captioned “Concept Design Package”;

(iii)	Install a freight elevator at the north end of the Building within the existing elevator shaft at gridline 7;

(iv)	Expand the bicycle parking area in the Garage to create capacity in a covered area of the Garage for 50 bicycles for every 100,000 rentable square feet of the Premises;

(v)	Provide a workout / shower and changing area, with lockers, in the retail space in the Garage;

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(vi)	Remove all existing Cable from the Premises (the “Cable Removal Work”);

(vii)	Paint the exterior of the Building and install an awning consistent with the character and quality of the Building;

(viii)	Perform landscape work substantially in accordance with the concept plans dated March 12, 2013, prepared by GGLO and Wright Runstad & Company, captioned “Concept Design Package”; and

(ix)	Install electrical submeter(s) to measure electricity furnished to the Premises (other than electricity utilized to furnish base Building HVAC service).

Except as expressly provided in any plans referenced above with respect to Landlord’s Work, the design and scope of Landlord’s Work, including the materials and finishes thereof, shall be as determined by Landlord in its good faith discretion. Landlord shall complete the Cable Removal Work in each Increment prior to delivery of such Increment to Tenant, it being acknowledged by the parties that the Cable Removal Work in the portion of the Staging Premises that is included in Increment 3 of the Premises will be performed by Landlord after Tenant surrenders such Staging Space as such, and prior to Landlord’s re-delivery of such space to Tenant as part of Increment 3 of the Premises. If Tenant does not surrender the portion of the Staging Premises that is included in Increment 3 of the Premises by the date that is fifteen (15) days prior to the scheduled Commencement Date for Increment 3, as set forth in Section 1.02 of the Lease, then Landlord shall have no obligation to perform the Cable Removal Work in such portion of Increment 3. The balance of Landlord’s Work (i.e., all of Landlord’s Work other than the Cable Removal Work) shall be performed by Landlord concurrently with and/or after Tenant’s construction of the Initial Alterations in Increment 1 and substantially completed prior to the Rent Commencement Date of Increment 1, subject to delays caused by Force Majeure, except that Landlord’s Work described in clauses (i) (south loading dock only), (iii), and (viii) (at the Café area only) above shall be substantially completed within one hundred eighty (180) days following the Rent Commencement Date of Increment 1, subject to delays caused by Force Majeure, and except further than Landlord’s Work described in clause (i) (north loading dock only) shall be substantially completed and delivered to Tenant on or prior to May 15, 2014, subject to delays caused by Force Majeure, and except further than Landlord’s installation of electrical submeters shall be performed as to each Increment prior to the respective Rent Commencement Date of such Increment, subject to delays caused by Force Majeure. Landlord and Tenant shall cooperate with each other and coordinate the scheduling of the construction of Landlord’s Work and the Initial Alterations so as to cause all such work to proceed in an efficient and orderly manner.

I. This Exhibit shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant
Address

Re:	Commencement Letter with respect to that certain Lease dated as of , 2013, by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company, as Landlord, and ZULILY, INC., a Delaware corporation, as Tenant, for certain premises (the “Premises”) in the Building located at 2601 Elliott Avenue, Seattle, Washington.

Dear                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of Increment          of the Premises and acknowledges:

1. The Commencement Date of the Lease with respect to Increment          is                     ;

2. The Rent Commencement Date with respect to Increment          is                     ; and

2. The Termination Date of the Lease is                     .

Please acknowledge the foregoing and your acceptance of possession by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 10 Business Days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory

Acknowledged and Accepted:

Tenant:

By:	EXHIBIT — DO NOT SIGN

Name:

Title:

Date:

EXHIBIT E

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULLY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All Building standard tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Landlord’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld. Tenant, at Tenant’s sole cost and expense, may provide and install non-Building standard signage identifying Tenant’s business at the entrance to the Premises, provided that the design, size, color and location of the sign shall be subject to Landlord’s prior reasonable approval. Tenant shall be entitled, at Landlord’s cost and expense, to have the name of Tenant’s company listed on (a) the Building directory situated in the lobby of the Building and (b) the Tenant directory on each multi-tenant floor of the Building on which the Premises are located. If, after Tenant’s name is initially listed on the directories, Tenant requests a change in Tenant’s name as printed thereon, Tenant shall reimburse Landlord for Landlord’s cost of reprinting Tenant’s name for the directories.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time upon reasonable prior notice to Tenant.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld. Tenant shall assume all risk for damage, injury or loss in connection with the activity.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (a) make or permit any reasonably objectionable noises or odors in the Building, or otherwise unreasonably interfere with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s reasonable opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises. Notwithstanding the foregoing, Tenant shall have the right to bring domestic household pets such as dogs, cats, and rabbits into the Premises for photography purposes as set forth in Section 1.11 of the Lease as an Ancillary Use, subject to applicable Laws and Landlord’s reasonable written regulations (as the same may be prepared and reasonably amended from time to time) regarding animals in the Building, including, without limitation, those regarding animal waste, noise, animal behavior and limitations on the use of Common Areas. The existing Building rules regarding dogs in the Property are set forth on Exhibit E-1 attached hereto, and shall apply with equal force (to the extent applicable) to animals brought into the Premises by Tenant pursuant to the foregoing, which rules are subject to reasonable modification from time to time, in Landlord’s reasonable judgment. Notwithstanding Exhibit E-1 attached hereto and the Building’s current policy to allow dogs in the Building subject thereto, Tenant acknowledges that it shall not be permitted to have dogs in the Premises except for photography purposes as an Ancillary Use as set forth above, and the foregoing shall not give rise to any claim by Tenant that the Building Rules, or Landlord’s enforcement thereof, are discriminatory against Tenant.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes or the Ancillary Uses and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect (collectively, “Hazardous Materials”). Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation,

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the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking anywhere in the Building (including the Premises) or in the Common Areas. The Building (including the Premises) has been designated as a non-smoking building and is subject to all applicable Laws regarding prohibitions on smoking in proximity to all entrances, exits, windows and air intake vents of the Building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

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EXHIBIT E-1

DOG RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

The ability to bring a dog to the Premises is a privilege. A dog owner is required to respect the needs and rights of the Landlord and the other employees, visitors and tenants of the Building when bringing a dog to the office. The following rules apply to bringing a dog onto the Project:

1.	An employee working in the Premises may bring a dog to the Premises, subject to the rules herein. The dog must be under control of its owner or on a leash when at the Project and when in the Premises. Dogs may not be kept in the Common Areas at any time.

2.	Dogs must stay with their owners or a designated watcher.

3.	Dogs brought into the Building must be clean. Dogs with fleas or ticks may not be brought into the Building.

4.	Owners are responsible for having their dog completely up to date on all immunizations, including, without limitation, rabies and distemper. If requested by Building management, the owner must show reasonable evidence of such immunization to Building management.

5.	Owners must find suitable spots outside of the Project for relieving their dog during walks. Dogs may not relieve themselves at the Project. In the event a dog accidentally relieves itself at the Project, the owner is responsible for clean-up of solid waste and disposing of the same in sealed plastic bags in trash receptacles outside of the Building. If a dog has repeated accidents, the dog will not be allowed inside the Building until the owner can prove to Building management that the dog has been through some kind of training program or the issue is otherwise resolved.

6.	Aggressive behavior, loud or repetitive barking or other disruptive behavior or persistent odor is not permitted.

7.	If any employee has a problem with the dog, he/she should discuss it directly with the dog’s owner. A dog owner must remove the dog from the Building if the presence of the dog is harmful to another occupant of the Premises or Building due to allergies.

8.	A tenant’s right to have dogs in the Premises may be revoked by Landlord in the event of repeated violations of these rules.

9.	If a dog is brought into the Building by an employee, agent or guest of Tenant (or by any guest of any such party) and the dog bites, scratches or otherwise attacks or is aggressive towards any person at the Building, any Losses (as defined in Section 13 of the Lease) arising therefrom shall be covered by Section 13 of the Lease.

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1.	Parking.

A. During the Lease Term, Landlord shall lease to Tenant, or cause the operator (the “Operator”) of the garage servicing the Building (the “Garage”) to lease to Tenant, and Tenant shall lease from Landlord or such Operator, 1.75 unreserved parking spaces in the Garage for each 1,000 rentable square feet of the Premises, as rounded up to the nearest whole number of unreserved parking spaces, for the first 200,000 rentable square feet of the Premises then demised under the Lease, for the use of Tenant and its employees. In addition, Tenant shall have the right, but not the obligation, to lease from Landlord, upon not less than thirty (30) days’ prior notice to Landlord and, if applicable, the Operator, and Landlord or the Operator shall lease to Tenant, on a month to month basis (subject to termination by Tenant upon not less than thirty (30) days’ prior notice to Landlord and, if applicable, the Operator), up to 1.75 unreserved parking spaces in the Garage for each 1,000 rentable square feet of the Premises then demised under the Lease in excess of 200,000 rentable square feet, as rounded up to the nearest whole number of unreserved parking spaces, for the use of Tenant and its employees. The parking spaces leased by Tenant hereunder are referred to herein as the “Spaces”. The Spaces shall be leased at the then current rate for parking in the Garage, plus applicable taxes thereon, as such rate may be adjusted from time-to-time by Landlord or the Operator upon at least thirty (30) days’ prior written notice to Tenant to reflect the fair market monthly rate being charged for comparable nearby garages, as reasonably determined by Landlord or the Operator. At Tenant’s election upon at least thirty (30) days prior written notice to Landlord and, if applicable, the Operator, (i) Tenant may surrender up to ten (10) of the unreserved parking spaces required to be leased by Tenant hereunder for a corresponding number of marked visitor stalls located near the entrance to the Building’s second floor sky bridge for use by Tenant’s visitors, (ii) Tenant may surrender up to three (3) of the unreserved parking spaces required to be leased by Tenant hereunder for a corresponding number of marked electric car plug-in stations for exclusive use by Tenant’s employees. The first such electric car plug-in station shall be installed at Landlord’s cost within a reasonable period after Tenant’s request. Any additional electric car plug-in stations shall be installed at Tenant’s cost within a reasonable period after Tenant’s request. Landlord shall identify such stalls as Tenant’s visitor stalls, and such electric car plug-in station(s) as Tenant’s station(s), but Landlord shall have no obligation to police use of such stalls or station or remove any third party vehicles parked in such stalls or station(s). Tenant shall pay for each such stall and electric car plug-in station at the rate set forth herein for unreserved parking spaces. In addition, Tenant shall pay the electric charges for such electric car plug-in station(s) at such rates as Landlord or the Operator shall establish from time to time, plus applicable taxes thereon, as such rate may be adjusted from time-to-time by Landlord or the Operator upon at least thirty (30) days’ prior written notice to Tenant to reflect the fair market monthly rate being charged for use of electric car plug in stations in comparable nearby garages, as reasonably determined by Landlord or the Operator.

B. No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces. Subject to availability, Tenant shall have the right to lease more than the number of Spaces set forth above on a month-to-month basis at the then-prevailing rate.

C. All parking in the Garage shall be on an unreserved, first-come, first-served basis. Tenant acknowledges that Landlord may implement a valet parking system in the Garage or other measures for the reasonable enforcement of the parking rights of the users of the Garage.

D. Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

E. Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Garage, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations, all reasonable additions and amendments thereto after reasonable notice thereof from Landlord to Tenant, and the terms and provisions of the Parking Agreement.

F. Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property.

G. Landlord or the Operator shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage. Landlord or the Operator, as applicable, shall give Tenant reasonable prior notice of any scheduled closure.

H. Tenant shall not assign or sublease any of the Spaces without the consent of Landlord except in connection with an assignment or sublease of this Lease approved by Landlord in accordance with Section 11 of the Lease.

I. Landlord may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

2.	Bicycle Storage; Exercise Facility.

A. Bicycle Storage. Landlord shall make available to Tenant, at no additional charge, a storage facility (“Bicycle Storage Area”) in an area of the Garage or in another covered area of the Property determined by Landlord in its sole discretion. Tenant and its on-site employees, in common with other tenants of the Building and their on-site employees, shall have the right, at no additional cost, to use the Bicycle Storage Area on a non-exclusive basis as hereinafter set forth. Tenant and its on-site employees shall have the right to use the Bicycle Storage Area for fifty (50) bicycles for each 100,000 rentable square feet of the Premises then demised under the Lease, as rounded up to the nearest whole number of bicycles. All spaces in the Bicycle Storage Area shall be on an unreserved, first-come, first-served basis. Tenant and/or its employees shall not store any personal property in the Bicycle Storage Area overnight. All costs associated with the Bicycle Storage Area, whether operated by Landlord or a third party operator, shall in any event be included in Expenses. The provisions of Section 13 of the Lease shall fully apply in connection with use of the Bicycle Storage Area by Tenant or any other Tenant Related Parties. Without limitation of the preceding sentence, Tenant shall hold Landlord and the Landlord Related Parties harmless from and indemnify Landlord and the Landlord Related Parties against any and all Losses to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Related Parties in, on or about the Bicycle Storage Area, or (b) any accident, injury or damage, howsoever and by whomsoever caused, to Tenant or any Tenant Related Parties, occurring in, on or about the Bicycle Storage Area, except, in each case of clauses (a) and (b) above, to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties. Landlord and the Landlord Related Parties shall not be responsible for money, jewelry or other personal property lost in or stolen from the Bicycle Storage Area regardless of whether such loss or theft occurs when the Bicycle Storage Area or any areas therein are locked or otherwise secured. Landlord may prescribe reasonable rules and regulations for the use of the Bicycle Storage Area. Tenant’s use of the Bicycle Storage Area shall be conditioned upon Tenant’s observance of such rules and regulations. Landlord may at any time temporarily discontinue operation of the Bicycle Storage Area, and/or increase or reduce the amenities thereof, and/or relocate the Bicycle Storage Area to covered space elsewhere on the Property, all without any liability to Tenant. Landlord shall give Tenant reasonable prior notice of any scheduled closure or relocation.

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B. Exercise Facility. Landlord shall make available to Tenant, at no additional charge, an exercise facility with such limited workout equipment, showers, lockers and changing areas as Landlord shall determine in its sole discretion (the “Exercise Facility”) in a location in the retail space area of the Garage determined by Landlord in its sole discretion. Tenant and its on-site employees, in common with other tenants of the Building and their on-site employees, shall have the right, at no additional cost, to use the Exercise Facility on a non-exclusive basis as hereinafter set forth. Use of the Exercise Facility shall be on an unreserved, first-come, first-served basis. Tenant and/or its employees shall not store any personal property in the Exercise Facility overnight. All costs associated with the Exercise Facility, whether operated by Landlord or a third party operator, shall in any event be included in Expenses. The provisions of Section 13 of the Lease shall fully apply in connection with use of the Exercise Facility by Tenant or any other Tenant Related Parties. Without limitation of the preceding sentence, Tenant shall hold Landlord and the Landlord Related Parties harmless from and indemnify Landlord and the Landlord Related Parties against any and all Losses to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Related Parties in, on or about the Exercise Facility, or (b) any accident, injury or damage, howsoever and by whomsoever caused, to Tenant or any Tenant Related Parties, occurring in, on or about the Exercise Facility, except, in each case of clauses (a) and (b) above, to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties. Landlord and the Landlord Related Parties shall not be responsible for money, jewelry or other personal property lost in or stolen from the Exercise Facility regardless of whether such loss or theft occurs when the Exercise Facility or any areas therein are locked or otherwise secured. Landlord may prescribe reasonable rules and regulations for the use of the Exercise Facility. Tenant’s use of the Exercise Facility shall be conditioned upon Tenant’s observance of such rules and regulations. Landlord may at any time temporarily discontinue operation of the Exercise Facility, and/or increase or reduce the amenities thereof, and/or relocate the Exercise Facility to elsewhere on the Property, all without any liability to Tenant. Landlord shall give Tenant reasonable prior notice of any scheduled closure or relocation.

3.	Renewal Option.

A. Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”) for one (1) additional period of seven (7) years commencing on the day following the Termination Date of the initial Term and ending on the 7th anniversary of the Termination Date, unless earlier terminated as set forth in the Lease (the “Renewal Term”), if:

1. Landlord receives notice of exercise (the “Renewal Notice”) not more than twenty-four (24) full calendar months and not less than fifteen (15) full calendar months prior to the expiration of the initial Term; and

2. Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers the Renewal Notice; and

3. Not more than forty percent (40%) of the Premises is sublet (other than pursuant to a Business Transfer) at the time that Tenant delivers the Renewal Notice.

For the avoidance of doubt, the parties acknowledge that the Renewal Option as provided hereunder shall be available to then Tenant hereunder, regardless of whether such Tenant is the Tenant originally named in this Lease or any successor Tenant hereunder.

B. Terms Applicable to Premises During Renewal Term.

1. The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal 95% of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 4 of the Lease.

2. Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Term in accordance with Exhibit B to the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

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C. Procedure for Determining Prevailing Market. The Renewal Notice shall be irrevocable and, subject to compliance with Sections 3.A.1 — 3 above, upon delivery of the Renewal Notice the Term shall be extended for the Renewal Term. The Prevailing Market rate for the Premises shall be mutually agreed upon by Landlord and Tenant in writing within the 30 calendar day period commencing 6 months prior to the commencement of the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment (as defined below) in accordance with the terms and conditions hereof. If Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within the 30-day period described above, then the Prevailing Market rate for the Premises shall be established by appraisal in accordance with the procedures set forth in Exhibit H attached hereto.

D. Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after the agreement (or deemed agreement) by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, subject to any extensions in such time during which the parties are negotiating the terms of such Renewal Amendment in good faith, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

E. Definition of Prevailing Market. For purposes of this Renewal Option, including the appraisal procedure set forth in Exhibit H attached hereto, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under leases and renewal amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for a comparable term for space comparable to the Premises in the Building and office buildings comparable to the Building in the Waterfront, South Lake Union and Denny Regrade submarkets of Seattle, Washington (collectively, the “Applicable Market”). The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

4.	Tenant’s Termination Option.

A. Termination Option. Tenant shall have the option (“Tenant’s Termination Option”) to terminate this Lease as of the expiration of the 84th full calendar month following the Rent Commencement Date for Increment 1 (the “Early Termination Date”) with respect to the entire Premises then demised under the Lease, except that Tenant’s Termination Option shall not apply to any First Refusal Space or Expansion Option Space delivered to Tenant on or after the first anniversary of the Rent Commencement Date for Increment 1. Tenant’s Termination Option shall be exercised, if at all, by (i) written notice to Landlord given no later than twelve (12) full calendar months prior to the Early Termination Date, and (ii) Tenant’s payment to Landlord of a fee (the “Termination Fee”) equal to the sum of (A) the unamortized cost (as of the Early Termination Date) of (1) the brokerage commissions paid by Landlord in connection with this Lease to the brokers identified in the Section 1.10 of the Lease, and (2) the Allowance disbursed by Landlord pursuant to the Work Letter, (B) an amount equal to the Base Rent, Taxes, Expenses and parking charges that would have been paid by Tenant for the three (3) calendar months following the Early Termination Date (as reasonably estimated by Landlord in the case of Taxes and Expenses), and (C) Three Hundred Seventy-One Thousand Five Hundred Seventy-Two Dollars ($371,572.00), which amount the parties agree to be the unamortized amount of free rent (and interest thereon at the rate set forth below) granted to Tenant with respect to (i) Increment 1 for the period from the Rent Commencement Date applicable thereto (assuming such Rent Commencement Date is January 15, 2014) through June 30, 2014 (i.e., the period

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during which Base Rent for Increment 1 is abated), and (ii) Increment 2 for the period from the Rent Commencement Date applicable thereto (assuming such Rent Commencement Date is May 15, 2014) through June 30, 2014 (i.e., the period during which Base Rent for Increment 2 is calculated on the basis of 15,433 rentable square feet rather than 58,073 rentable square feet). For purposes of clause (A) above, the amortization shall be computed on a straight line basis over the period commencing on the Rent Commencement Date for Increment 1 and ending on the Termination Date, with interest at the rate of 5% per annum. The Termination Fee shall be paid to Landlord concurrently with Tenant’s delivery of its exercise notice, and if not so paid, then at Landlord’s option Tenant’s Termination Option shall be deemed to have not been validly exercised. Within thirty (30) days after Tenant’s request, but not sooner than the 70th full calendar month following the Rent Commencement Date for Increment 1, Landlord shall give notice to Tenant of the dollar amounts of the items specified in clauses (ii)A,1, 2 and 3 above, as well as the dollar amounts of the corresponding items applicable to First Refusal Space or Expansion Option Space that is delivered to Tenant prior to the first anniversary of the Rent Commencement Date for Increment 1, as set forth in the next paragraph. Using such information, the parties shall cooperate with each other to determine and agree upon the actual amount of the Termination Fee, but Tenant shall in any event remain obligated to pay the Termination Fee concurrently with Tenant’s delivery of its exercise notice as set forth above.

If Tenant shall lease any First Refusal Space or Expansion Option Space that is delivered to Tenant prior to the first anniversary of the Rent Commencement Date for Increment 1, then, as set forth above, Tenant’s Termination Option shall apply to such space, and the Termination Fee shall be increased by an amount equal to the sum of (A) unamortized amount (as of the Early Termination Date) of any tenant improvement allowance granted by Landlord to Tenant with respect to Tenant’s lease of such space (or the cost of any work performed by Landlord in connection with Tenant’s initial occupancy of such space, as the case may be), any brokerage commissions paid by Landlord in connection with Tenant’s lease of such space, any free rental period with respect to Tenant’s lease of such space, any free parking period with respect to Tenant’s lease of such space, such amortization to be computed on a straight line basis over the period commencing on the rent commencement date under this Lease with respect to such space (or, if the rent commencement date is not the first day of a calendar month, on the first day of the first full calendar month after the rent commencement date), and ending on the Termination Date, together with interest at the rate of 5% per annum, and (B) an amount equal to the Base Rent, Taxes and Expenses and parking charges that would have been paid by Tenant for such space for the three (3) calendar months following the Early Termination Date (as reasonably estimated by Landlord in the case of Taxes and Expenses).

B. Effect of Assignment; Default. Tenant’s Termination Option is personal to the Tenant originally named in this Lease and to a Successor of such original Tenant pursuant to a Business Transfer. Accordingly, if the original Tenant named in this Lease shall assign the Lease prior to its exercise of Tenant’s Termination Option, other than to a Successor of such original Tenant pursuant to a Business Transfer, then Tenant’s Termination Option shall thereupon be deemed terminated and Tenant shall have no rights pursuant to this Section 4 and any purported exercise of Tenant’s Termination Option after the date of such assignment shall be deemed void and of no force or effect. Tenant’s assignment of the Lease after its exercise of Tenant’s Termination Option shall not in any way affect the validity of such exercise or the termination of the Lease as of the Early Termination Date in accordance with such exercise. Notwithstanding the foregoing, if Tenant shall be in default under the Lease beyond any applicable notice and cure periods at the time it exercises Tenant’s Termination Option, then, at Landlord’s election by notice to Tenant within fifteen (15) Business Days after Landlord’s receipt of Tenant’s exercise notice, such exercise shall be deemed void and of no force or effect.

C. Surrender. If Tenant shall exercise Tenant’s Termination Option, then, on or before the Early Termination Date, Tenant shall vacate and surrender the Premises (or the applicable portion thereof, as the case may be) to Landlord in the condition required by the Lease (as if the Early Termination Date were the original expiration date under the Lease).

D. Unexercised Rights. As of the date Tenant provides notice exercising Tenant’s Termination Option, any unexercised rights or options of Tenant to renew the Term or to expand the Premises (whether expansion options, rights of first refusal, rights of first offer, or other similar rights), and any outstanding tenant improvement allowance not

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claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

5.	Staging Premises.

A. Staging Premises. Those certain premises on the first (1st), third (3rd) and fourth (4th) floors of the Building, agreed by Landlord and Tenant to contain 19,060 rentable square feet, 30,517 rentable square feet, and 14,136 rentable square feet, respectively, being an aggregate of 63,713 rentable square feet, as shown outlined on the attached Exhibit I (the “Staging Premises”), shall be added to the premises demised under the Lease for the period (the “Staging Period”) commencing on the date of the Lease and ending on the Deletion Date (as defined below); except that the commencement date of the entire portion of the Staging Premises on the first (1st) floor of the Building, and of two portions of the Staging Premises on the fourth (4th) floor of the Building comprising approximately 3,454 and 282 rentable square feet, respectively, as shown on Exhibit I, shall not be the date of the Lease but shall instead be the commencement date applicable thereto specified on Exhibit I. The parties acknowledge that certain portions of the Staging Premises will constitute a portion of Increment 3 of the Premises from and after the Increment 3 Commencement Date (the “Increment 3 Staging Premises”), that certain portions of the Staging Premises will constitute a portion of Increment 4 of the Premises from and after the Increment 4 Commencement Date, and that certain portions of the Staging Premises will not be included in any part of the Premises after Tenant’s surrender of the Staging Premises (as such) to Landlord, all as more particularly shown on Exhibit I. The “Deletion Date” with respect to the Increment 3 Staging Premises is the date that is the earlier to occur of Tenant’s substantial completion of the Initial Alterations to Increment 1 or Tenant’s commencement of the conduct of business in Increment 1 or any portion thereof. The “Deletion Date” with respect to the first (1st) floor Staging Premises is the later of May 15, 2014 or Landlord’s delivery of the north loading dock to Tenant for Tenant’s exclusive use as provided in the Work Letter as part of Landlord’s Work. The “Deletion Date” with respect to the balance of the Staging Premises is the Rent Commencement Date for Increment 1.

Tenant acknowledges that Landlord has delivered possession to Tenant of the portion of the Staging Premises required to be delivered to Tenant on the date of the Lease pursuant to the preceding paragraph.

B. Terms of Tenant’s Lease of Staging Premises. Tenant’s lease of the Staging Premises shall be on all of the terms, covenants and conditions of the Lease, and all references in the Lease to the “Premises” shall be deemed to include the Staging Premises, except as set forth herein, and except further that, subject to Section D below where Tenant shall holdover in the Staging Premises, Tenant shall have no obligation to pay Base Rent, Taxes or Expenses for the Staging Premises.

C. Staging Premises As-Is. Tenant shall accept the Staging Premises in its “as is” state and condition, and Landlord shall have no obligation to make or, except as set forth in Paragraph 1.B. of the Work Letter, pay for, any improvements, renovations or other work in or to the Staging Premises to prepare the Staging Premises for Tenants’ occupancy. At Tenant’s election, Tenant may make Alterations to the Staging Premises in accordance with the Work Letter, and utilize a portion of the Allowance under the Work Letter applicable to Increment 3 towards the costs of Alterations to the Staging Premises as more particularly set forth in the Work Letter, except that no additional Allowance or other amounts shall be payable by Landlord to Tenant on account of the Staging Premises,

D. Deletion of Staging Premises. On or prior to the respective Deletion Date applicable thereto, Tenant shall vacate the Staging Premises and surrender the same to Landlord. All portions of the Staging Premises, other than the Increment 3 Staging Premises, shall be surrendered to Landlord vacant and broom clean, with all trade fixtures, furniture, office equipment, and other equipment and personal property installed by or on behalf of Tenant removed therefrom, and otherwise in the condition received by Tenant (with the same force and effect as if the Deletion Date were the expiration date under the Lease with respect thereto), and Tenant’s removal and restoration obligations with respect to Alterations to all portions of the Staging Premises, other than the Increment 3 Staging Premises, shall be governed by Section 8 of the Lease. In no event shall Tenant be required to remove from the Increment 3 Staging Premises any trade fixtures, furniture, office equipment, or other equipment or personal property installed by or on behalf of Tenant, or any Alterations, as a condition to the Surrender Date of the

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Increment 3 Staging Premises (since Tenant will thereafter take possession of the Increment 3 Staging Premises as part of Increment 3), but all of the foregoing, including any Alterations that Tenant shall have performed thereto during the Staging Period, shall be subject to any applicable removal and restoration obligations under the Lease at the expiration or earlier termination of the Lease as respects Increment 3.

if Tenant does not surrender the Increment 3 Staging Premises on or prior to the Deletion Date applicable thereto in the condition required above, as Landlord’s sole and exclusive remedy by reason thereof, commencing as of the Deletion Date and continuing until the Surrender Date (as defined below), Tenant shall pay as monthly Base Rent for the Increment 3 Staging Premises the amount of $37,899.63 per month (which equals $23.50 per rentable square foot per annum). If Tenant shall retain possession of the Increment 3 Staging Premises until the Increment 3 Commencement Date, effective as of the Increment 3 Commencement Date the Increment 3 Staging Premises shall be deemed part of Increment 3 under the Lease, the Surrender Date of the Increment 3 Staging Premises shall be deemed the Increment 3 Commencement Date, and Tenant’s lease of the Increment 3 Staging Premises (as such) shall be deemed terminated as set forth in the last paragraph of this Section 5 as of such Surrender Date.

If Tenant does not surrender the balance of the Staging Premises (all Staging Premises other than the Increment 3 Staging Premises) on or prior to the Deletion Date applicable thereto in the condition required above, Tenant shall be deemed in holdover thereof without Landlord’s consent as a tenant at sufferance, and without limitation of Landlord’s other rights and remedies by reason thereof, including as set forth in Section 22 of the Lease (which the parties agree shall be applicable thereto), commencing as of the Deletion Date and continuing until the Surrender Date, Tenant shall pay as monthly Base Rent for the Staging Premises (other than the Increment 3 Staging Premises) the amount of $55,988.75 per month for the first (1st) floor Staging Premises, $32,794.25 for the third (3rd) floor Staging Premises, and $41,524.50 for the fourth (4th) floor Staging Premises (which in each case equals $35.25 per rentable square foot per annum).

The date that is the later of the applicable Deletion Date or the date on which Tenant shall surrender the corresponding Staging Premises to Landlord in the condition required by this Paragraph D is referred to herein as the “Surrender Date”. Effective as of the applicable Surrender Date, the corresponding Staging Premises shall be deemed deleted from the Lease and Tenant shall be released from its obligations thereafter arising under the Lease with respect thereto. Notwithstanding anything to the contrary in this Lease, Tenant shall remain liable for its obligations with regard to each portion of the Staging Premises that arise prior to the Surrender Date applicable thereto, and without limitation of the foregoing, Tenant’s indemnification obligations under Section 13 of the Lease shall survive the deletion of each portion of the Staging Premises from the Lease with regard to any events which occur prior to the Surrender Date applicable thereto.

6.	BUILDING TOP SIGNAGE; MAIN ENTRANCE SIGNAGE

A. So long as (i) Tenant hereunder shall be the Tenant originally named in the Lease or a Successor thereto pursuant to a Business Transfer (collectively, “Original Tenant”), (ii) no default beyond any applicable cure period has occurred and is continuing under the Lease, (iii) the Premises then demised pursuant to the Lease comprises at least fifty-one percent (51%) of the rentable square footage of the Building, and (iv) Original Tenant qualifies under the applicable Seattle code requirements and any other applicable Laws for the applicable Above Standard Signage (as defined below), then subject to this Section 6, Tenant, at Tenant’s sole cost and expense, shall have the non-exclusive right to display Original Tenant’s Name (as defined below) in one location at the top of the Building (the “Building Top Signage”), and in one location on the exterior of the Building at the main entrance to the Building (the “Main Entrance Signage”, together with the Building Top Signage, collectively, the “Above Standard Signage”). The design, size, color, material, content, and location of the Above Standard Signage and the manner in which it is attached to the Building, shall be subject to the approval of Landlord in its reasonable discretion and all applicable governmental authorities, and comply with all Laws. The Above Standard Signage shall be appropriate for a first class office building in the Applicable Market, as determined by Landlord in its reasonable discretion, shall be in conformity with the overall design and ambiance of the Property, shall comply with all applicable Laws, the requirements applicable to construction of Alterations pursuant to Section 9.03 of the Lease, and such other reasonable rules, procedures and requirements as Landlord shall impose with respect to the Above Standard Signage and all work with respect thereto, including insurance coverage in connection therewith. The liability insurance maintained by Tenant’s

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contractor with respect to installation and removal of the Building Top Signage and any work with respect to the Building Top Signage performed by Tenant and/or its contractor from time to time shall be at least Five Million Dollars ($5,000,000.00) per occurrence / general aggregate, with such policies naming Landlord and its agents, and such other parties as Landlord shall reasonably require as additional insureds.

B. Tenant shall operate and maintain the Above Standard Signage at its sole cost and expense. Notwithstanding the foregoing, at Landlord’s election, Landlord may install and/or maintain all or any portion of the Above Standard Signage and Tenant shall pay Landlord the reasonable out of pocket costs thereof within 30 days after Landlord’s demand from time to time together with reasonable supporting documentation. If Landlord is required to modify any component of the Base Building or any other portion of the Building as a result of the installation, operation, repair or maintenance of the Above Standard Signage, as reasonably determined by Landlord, then Tenant shall pay Landlord the reasonable out of pocket costs thereof within 30 days after Landlord’s demand from time to time together with reasonable supporting documentation. Whether or not Landlord elects to install, maintain and/or remove the Above Standard Signage or any portion thereof, the costs reimbursable by Tenant to Landlord in connection with the Above Standard Signage shall include, without limitation, reasonable costs of retaining engineers or other consultants to review the design, weight, construction, and/or manner of installation and removal of the Above Standard Signage, and costs incurred by Landlord in connection with the application for and/or issuance of any permits or approvals required in connection with the Above Standard Signage. Tenant’s access to the Above Standard Signage for purposes of installing, maintaining and/or removing the same shall be in accordance with Landlord’s reasonable requirements and procedures regarding such access. Any cost or reimbursement obligations of Tenant under this Section 6, including with respect to the installation, maintenance or removal of the Above Standard Signage, shall survive the expiration or earlier termination of the Lease. If, with Landlord’s consent in its reasonable discretion, any of the Above Standard Signage is illuminated, Tenant shall also pay Landlord within 30 days after demand from time to time, the costs of any electricity supplied to the Above Standard Signage, as reasonably estimated by Landlord, or if so required by Landlord, as evidenced by a separate meter installed by Tenant at Tenant’s sole cost and expense as part of the installation of the Above Standard Signage. Landlord makes no representation or warranty to Tenant that electrical power is available or will remain available to Tenant for the Above Standard Signage, and to the extent sufficient power is not then available for the Above Standard Signage, subject to Landlord’s approval as set forth herein, Tenant, at Tenant’s sole cost and expense, shall cause sufficient power to be supplied to the Above Standard Signage.

C. Tenant shall have sole responsibility, at its sole cost and expense, for obtaining any and all permits required from the City of Seattle (and other agencies, if applicable) for the installation of the Above Standard Signage, and Landlord shall cooperate therewith as reasonably requested by Tenant at Tenant’s sole cost and expense. Landlord makes no representation or warranty whatsoever that such permits will be obtainable or issued. Tenant may elect to remove its Above Standard Signage prior to the scheduled expiration of the Lease, provided that Tenant shall give at least 6 full calendar months’ prior written notice thereof to Landlord.

D. Upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or the earlier termination of Tenant’s applicable rights to the Above Standard Signage by Landlord’s written notice to Tenant by reason of Tenant’s failure to meet the conditions applicable thereto pursuant to the foregoing, at Landlord’s election Tenant shall remove the Above Standard Signage at Tenant’s sole cost and expense and repair and restore to good condition the areas of the Building on which the signage was located or that were otherwise affected by such signage or the removal thereof, or at Landlord’s election, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the reasonable cost thereof within 30 days after Landlord’s demand from time to time. If Tenant shall at any time fail to meet the requirements of this Section 6, and such failure shall continue for thirty (30) days after Landlord’s notice thereof to Tenant, at Landlord’s election by written notice to Tenant at any time thereafter, such signage rights shall thereupon immediately forever cease and terminate and Tenant shall not regain any of such rights even if it shall thereafter meet the requirements applicable thereto (but Tenant shall not remove any such signage except as provided pursuant to the preceding provisions of this Section 6). Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any installation, removal or repair of the Above Standard Signage and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the Building.

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E. Landlord and any Mortgagees shall not be liable to Tenant and Tenant hereby waives all Losses against such parties for any loss, injury or other damage to the Above Standard Signage from any cause whatsoever, including without limitation, water leakage of any character from the roof or walls, or gas, fire, explosion, or any malfunction within the Property, or acts of other tenants of, or persons entering, the Building or roof of the Building, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties. Tenant shall hold Landlord and the Landlord Related Parties harmless from and indemnify the Landlord and the Landlord Related Parties from and against any and all Losses, to the extent arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property (including, without limitation, the Property), occurring in connection with the Above. Standard Signage (including, without limitation, the installation, existence or removal thereof) except to the extent such Losses are caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties. In case any action or proceeding be brought against Landlord or any of the Landlord Related Parties by reason of any such Losses, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Section 6.E. shall survive the expiration or earlier termination of the Lease.

F. For purposes of this Section 6 “Original Tenant’s Name” shall mean and be limited to “Zulily” and shall not include any other name (nor any logo) without Landlord’s prior written consent in its sole and absolute discretion, except that if Original Tenant shall change its name under which it conducts business with the public to another name, Landlord shall not unreasonably withhold its consent to such other name being substituted as “Original Tenant’s Name” hereunder. In no event shall Landlord’s consent to a name be deemed unreasonably withheld if Landlord denies its consent based on Landlord’s good faith determination that such name is associated with services, products or ideologies of a sexual, provocative, political, or controversial nature or that such name is not consistent with the character of the Building as a first class office building in the Applicable Market.

G. The rights provided for in this Section 6 shall be personal to Original Tenant and non-transferable unless otherwise agreed to by Landlord in writing in its sole and absolute discretion.

7.	NAME OF BUILDING. So long as (i) Tenant hereunder shall be Original Tenant, (ii) no default beyond any applicable cure period has occurred and is continuing under the Lease, and (iii) Original Tenant shall be in occupancy for the conduct of its business of at least 60% of the entire Premises then demised pursuant to the Lease, if Landlord references the Building by any name other than its address, Landlord shall reference the Building as “The Zulily Building” or such other name as Landlord shall have approved for the Above Standard Signage pursuant to Section 6 above. The preceding shall not require Landlord to place any signage on the Building identifying it as “The Zulily Building” or such other Building name, nor shall the preceding require Landlord to reference such name in its lease form, promotional materials or other materials with respect to the Building.

8.	TENANT’S RIGHT TO CONNECT TO BACKUP GENERATOR.

A. Use; Maintenance. Tenant shall have the right to connect to the existing back-up generator (the “Generator”) located at the Building as shown on Exhibit J attached hereto, solely for the purpose of providing emergency electrical capacity to the Premises, at no cost to Tenant during the Lease Term. Tenant acknowledges that the Generator was utilized by a prior tenant of the Building, that Landlord does not know the condition thereof, and that Landlord makes no representation or warranty as to its condition, fitness, operation or otherwise, and that Tenant shall accept the Generator in its as-is condition. Tenant, at its sole cost and expense, shall maintain, repair and replace the Generator as reasonably necessary during the Lease Term. Tenant, at its sole cost and expense, shall procure and maintain in full force and effect, a contract (the “Service Contract”) for the service, maintenance, repair and replacement of the Generator with an electrical generator service and maintenance contracting firm reasonably acceptable to Landlord. Tenant shall follow all reasonable recommendations of said contractor for the use, maintenance, repair and replacement of the Generator. A copy of the then current Service Contract shall be delivered to Landlord annually.

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Tenant shall bear all risk of loss with respect to the Generator, whether or not Tenant elects to insure the Generator. If Tenant’s use of the Generator exceeds the capacity thereof, Landlord may revoke Tenant’s right to connect to and use the Generator by providing written notice of such revocation to Tenant and in such event, Tenant shall immediately cease using the Generator. Tenant’s connection to and use of the Generator shall be for Tenant’s use at the Premises only. Tenant shall have no right to sell, sublet or assign Tenant’s rights with respect to the Generator, except to a permitted assignee of this Lease or subtenant of the Premises or any portion thereof. The manner in which Tenant connects the Premises to the Generator be subject to the approval of Landlord in its reasonable discretion and all applicable governmental authorities, and comply with all Laws. All work with respect to the Generator and connection of the same to the Premises shall comply with all applicable Laws, the requirements applicable to construction of Alterations pursuant to Section 9.03 of the Lease, and such other reasonable rules, procedures and requirements as Landlord shall impose with respect to the Generator and all work with respect thereto, including insurance coverage in connection therewith. Upon the expiration or earlier termination of the Lease Term, at Landlord’s option, Tenant shall either surrender the Generator to Landlord in place, in good working order and condition, or remove the Generator from the Property and restore the affected areas of the Property to good condition.

B. Waiver. Tenant hereby agrees that Tenant’s connection to the Generator and its use of the Generator is at Tenant’s sole risk, and Tenant hereby agrees that Landlord and the Landlord Related Parties shall not be liable for, and Tenant hereby waives, all claims for loss or damage to Tenant’s business or damage to person or property sustained by Tenant or any Tenant Related Parties resulting from Tenant’s use of the Generator or connection to the same, the failure of the Generator to operate properly, or the interruption or cessation of electrical service from the Generator.

C. Indemnification. Tenant hereby agrees to indemnify and hold Landlord and all Landlord Related Parties harmless from all liability, losses, claims, penalties, and expenses, including, without limitation, reasonable attorneys’ fees, resulting from or arising out of Tenant’s connection to, or use or operation, of, the Generator.

D. Alternative Generator. If Tenant prefers to install a new back-up generator to connect to the Premises rather than utilizing the Generator referenced above, Tenant shall give notice thereof to Landlord no later than 90 days after the date of the Lease. Thereafter Landlord shall designate a reasonable location determined by Landlord for such generator, and give notice thereof to Tenant. If such location is acceptable to Tenant, Tenant shall give notice thereof to Landlord within 15 days after Tenant’s receipt of Landlord’s notice. If Tenant fails to timely give Landlord such acceptable notice, Tenant’s right to use an alternative generator shall thereupon terminate unless Landlord and Tenant agree as to an alternate location prior to the expiration of such 15 day period. If Tenant timely accepts such location, upon Tenant’s installation of an alternate generator in such location within the time period agreed by Landlord and Tenant, Tenant shall be deemed to have surrendered its rights to the Generator referenced above, and thereafter all references in this Section 8 to the “Generator” shall be deemed references to such alternative generator.

9.	RIGHT OF FIRST REFUSAL.

A. Right of First Refusal; Available Space. Tenant shall have an ongoing right of first refusal (“Right of First Refusal”) with respect with respect to all available space in the Building (the “First Refusal Space”), subject to the terms of this Section 9. After Landlord shall have entered into preliminary discussions with a party for its lease of such First Refusal Space, as evidenced by Landlord’s exchange of a proposal and counter proposal and/or a letter of intent with such party, and prior to leasing the First Refusal Space to such party or any other party, Landlord shall notify Tenant in writing of such availability and the commencement date (which shall not be less than 120 days from the date of Landlord’s notice), economic and other material terms upon which Landlord would be willing to lease the First Refusal Space (the “ROFR Proposal”). For a period of 10 Business Days after Tenant’s receipt of the ROFR Proposal, Tenant shall have an option to lease the First Refusal Space described in the ROFR Proposal on the terms of the ROFR Proposal. If Tenant does not exercise its Right of First Refusal within the 10 Business Day period provided above, Landlord shall have the right to enter into a lease of the First Refusal Space described in the ROFR Proposal with any other party, provided that the terms of such lease are not materially more favorable (as defined below) than those offered to Tenant in the ROFR Proposal. If such terms are materially more favorable, Landlord shall resubmit such changed terms to Tenant and Tenant shall

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have 10 Business Days after its receipt of such resubmitted offer to exercise the Right of First Refusal on such terms. The term “materially more favorable” shall mean the net effective rental rates and other material business terms are less than 90% of the net effective rental rates and other material business terms originally offered to Tenant in the ROFR Proposal.

Notwithstanding the preceding paragraph, if the term of the lease of the First Refusal Space, as set forth in the ROFR Proposal, is scheduled to commence prior to the first anniversary of the Rent Commencement Date as to Increment 1, then Landlord shall not include in the ROFR Proposal the economic and other material terms upon which Landlord would be willing to lease the First Refusal Space, and in lieu thereof Tenant’s lease of the First Refusal Space (if Tenant exercises its Right of First Refusal) shall be on the same terms and conditions, including Base Rent for the corresponding periods, as Tenant’s lease of the Premises originally demised under the Lease, except that the Allowance for the First Refusal Space shall be pro-rated to reflect the Lease Term with respect to the First Refusal Space. First Refusal Space leased by Tenant pursuant to the terms of this paragraph is referred to herein as “Early ROFR Space”).

Further notwithstanding the first paragraph above, if the term of the lease of the First Refusal Space, as set forth in the ROFR Proposal, is scheduled to commence during the last three (3) years of the Lease Term as respects the Premises originally demised under the Lease, Tenant shall have no right to exercise the Right of First Refusal unless Tenant’s Renewal Option pursuant to Section 3 above remains in effect and Tenant exercises such Renewal Option concurrently with its exercise of its Right of First Refusal.

B. Limitation on Tenant’s Right of First Refusal. Notwithstanding the foregoing, Tenant shall have no such Right of First Refusal hereunder and Landlord need not provide Tenant with a ROFR Proposal, if:

1. Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the ROFR Proposal; or

2. More than forty percent (40%) of the Premises is sublet (other than pursuant to a Business Transfer) at the time Landlord would otherwise deliver the ROFR Proposal; or

3. The Lease has been assigned (other than to a Successor pursuant to a Business Transfer) prior to the date Landlord would otherwise deliver the ROFR Proposal; or

4. The First Refusal Space is leased to another tenant for the applicable period, or the existing tenant in the First Refusal Space is extending or renewing its lease for the First Refusal Space, pursuant to a right or option existing on the date of the Lease or granted in any Cleared Lease (as defined in Section F below); or

5. There are less than three (3) years remaining in the then current Lease Term as respects the Premises originally demised under the Lease and Tenant’s Renewal Option pursuant to Section 3 above may no longer be exercised by Tenant (either because it has already been exercised, has expired unexercised, or has been terminated or otherwise rendered invalid by its terms).

C. Terms for First Refusal Space.

1. The term for the First Refusal Space shall commence upon the commencement date stated in the ROFR Proposal and thereupon such First Refusal Space shall be considered a part of the Premises, and, except for Early ROFR Space (which shall be on the terms set forth above), all of the terms stated in the ROFR Proposal shall govern Tenant’s leasing of the First Refusal Space, including the term of Tenant’s lease thereof, and only to the extent that they do not conflict with the ROFR Proposal, the terms and conditions of this Lease shall apply to the First Refusal Space.

2. Except for Early ROFR Space, which shall be on the terms set forth above, Tenant shall pay Base Rent, Taxes and Expenses in accordance with the terms and conditions of the ROFR Proposal.

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3. Except for Early ROFR Space, which shall be on the terms set forth above, the First Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the First Refusal Space or as of the date the term for such First Refusal Space commences, unless the ROFR Proposal specifies any work to be performed or improvement allowances to be given by Landlord in the First Refusal Space, in which case Landlord shall perform such work or give such improvement allowances in the First Refusal Space. If Landlord is delayed delivering possession of the First Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the First Refusal Space shall be postponed until the date Landlord delivers possession of the First Refusal Space to Tenant free from occupancy by any party.

4. If Tenant exercises the Right of First Refusal granted herein, Landlord shall use reasonable efforts to deliver the First Refusal Space to Tenant on the stated availability date for the lease thereof. Tenant acknowledges that Landlord does not guarantee that the First Refusal Space will be available on the stated availability date for the lease thereof, if the then existing occupants of the First Refusal Space shall hold over, or delivery is delayed for any other reason beyond Landlord’s reasonable control, and in such event, as Tenant’s sole recourse, the term of this Lease as respects the First Refusal Space shall not commence until Landlord delivers the same to Tenant; provided, however, that if Landlord shall not deliver the First Refusal Space to Tenant within ninety (90) days of the stated availability date for the lease thereof, as such ninety (90) day period shall be extended for any delay due to Limited Force Majeure (as defined in Section 4 of the Lease), Tenant shall have the right to terminate its lease of the First Refusal Space by notice thereof to Landlord given within ten (10) Business Days after the expiration of such ninety (90) day period as so extended.

D. ROFR Amendment. Upon Tenant’s election to lease the First Refusal Space, Landlord and Tenant shall promptly enter into an amendment to the Lease, adding such First Refusal Space to the Premises at the Rent and on the other terms and conditions set forth above.

F. Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to the renewal and extension rights and options existing on the date of the Lease of any tenant of the Building or granted in any Cleared Lease. As used herein and in Section 10 below, a “Cleared Lease” means any lease of space (including any amendment to lease) entered into by Landlord with another party for First Refusal Space which was (i) offered to Tenant hereunder and as to which Tenant did not exercise its Right of First Refusal, or (ii) not offered to Tenant hereunder or which Tenant has no right to lease hereunder, by reason of Section B above.

10.	Expansion Option.

A. Expansion Option; Available Space. Within fifteen (15) Business Days after Tenant’s written request from time to time, Landlord shall advise Tenant of all space then available in the Building for lease. Tenant shall have an ongoing option (the “Expansion Option”) to lease all available space in the Building (the “Option Space”), subject to the terms of this Section 10. Tenant shall exercise the Expansion Option by providing Landlord with notice thereof (each, an “Option Space Notice”), in which Tenant shall designate the location and rentable square footage of the Option Space requested by Tenant and the commencement date with respect to Tenant’s lease thereof (which shall not be more than 120 days from the date of Tenant’s notice). Tenant shall have no right to designate any Option Space that is not then separately demised as a leaseable unit of space, nor may Tenant designate as Option Space less than the entire rentable area of any floor of the Building (or less than the entire rentable area on the north or south wing of any floor) if such floor (or wing) is not then constituted as a multi-tenant floor (or wing) (i.e., if the entire rentable area of any floor or wing is available for lease, Tenant’s Option Space Notice shall apply to all, and not less than all, of the entire rentable area of such floor or wing), unless in each such case Tenant, at Tenant’s sole cost and expense, performs all work necessary to separately demise the Option Space and to create entrances to the remaining leasable units of space on such floor or wing, and, to the extent not then existing, to create a multi-tenant corridor on such floor or wing so that the entrances to the remaining leasable units of space are

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accessible. In addition, if Tenant shall designate as Option Space less than the entire rentable area of any floor of the Building (or less than the entire rentable area on the north or south wing of any floor), by notice to Tenant given within ten (10) Business Days after Landlord’s receipt of tenant Option Space Notice, Landlord shall have the right to nullify Tenant’s exercise of its Expansion Option if the remaining space on such floor or wing, as applicable, would be of such size or configuration as not to be reasonably leasable by Landlord, as reasonably determined by Landlord.

The initial Base Rent rate per rentable square foot for the Option Space shall equal the Prevailing Market rate per rentable square foot. Base Rent for the Option Space shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Option Space shall be payable in monthly installments in accordance with the terms and conditions of Article 4 of the Lease. Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Option Space in accordance with Exhibit B to the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses shall be some of the factors considered in determining the Prevailing Market rate for the Option Space.

The Prevailing Market rate for the Option Space shall be mutually agreed upon by Landlord and Tenant in writing within the 30 calendar day period commencing after Landlord’s receipt of Tenant’s Option Space Notice. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Option Space, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Amendment referenced in Section D Below. If Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Option Space within the 30-day period described above, then the Prevailing Market rate for the Premises shall be established by appraisal in accordance with the procedures set forth in Exhibit H attached hereto.

Notwithstanding the preceding paragraph, if the term of the lease of the Option Space, as set forth in the Option Space Notice, is scheduled to commence prior to the first anniversary of the Rent Commencement Date as to Increment 1, then Tenant’s lease of the Option Space shall be on the same terms and conditions, including Base Rent for the corresponding periods, as Tenant’s lease of the Premises originally demised under the Lease, except that the Allowance for the Option Space shall be pro-rated to reflect the Lease Term with respect to the Option Space. Option Space leased by Tenant pursuant to the terms of this paragraph is referred to herein as “Early Option Space”).

Further notwithstanding the first paragraph above, if the term of the lease of the Option Space, as set forth in the Option Space Notice, is scheduled to commence during the last three (3) years of the Lease Term as respects the Premises originally demised under the Lease, Tenant shall have no right to exercise the Expansion Option unless Tenant’s Renewal Option pursuant to Section 3 above remains in effect and Tenant exercises such Renewal Option concurrently with its delivery of the Option Space Notice.

B. Limitation on Tenant’s Expansion Option. Notwithstanding the foregoing, Tenant shall have no such Expansion Option hereunder and no right to send Landlord an Option Space Notice, if:

1. Tenant is in default under the Lease beyond any applicable cure periods at the time that Tenant would otherwise deliver the Option Space Notice; or

2. More than forty percent (40%) of the Premises is sublet (other than pursuant to a Business Transfer) at the time Tenant would otherwise deliver the Option Space Notice; or

3. The Lease has been assigned (other than to a Successor pursuant to a Business Transfer) prior to the date Tenant would otherwise deliver the Option Space Notice; or

4. The Option Space is leased to another tenant for the applicable period, or the existing tenant in the Option Space is extending or renewing its lease for the Option Space, pursuant to a right or option existing on the date of the Lease or granted in any Cleared Lease (as defined in Section 9 above);

5. The Option Space that would otherwise be designated by Tenant was (i) offered to Tenant as First Refusal Space under Section 9 above and Tenant did

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not exercise its Right of First Offer with respect thereto, or (ii) not offered to Tenant as First Refusal Space under Section 9 above by reason of Section 9.B. above, and in either such case, Landlord has not yet entered into a corresponding Cleared Lease by reason thereof; or

6. There are less than three (3) years remaining in the Lease Term as respects the Premises originally demised under the Lease and Tenant’s Renewal Option pursuant to Section 3 above may no longer be exercised by Tenant (either because it has already been exercised, has expired unexercised, or has been terminated or otherwise rendered invalid by its terms).

C. Terms for Option Space.

1. The term for the Option Space shall commence upon the commencement date stated in the Option Space Notice and thereupon such Option Space shall be considered a part of the Premises for the Lease Term applicable thereto, and the terms and conditions of the Lease shall apply to the Option Space, except as expressly set forth in this Section 10.

2. Tenant shall pay Base Rent, Taxes and Expenses in accordance with the terms and conditions set forth in Section 10.A. above.

3. Except for Early Option Space, which shall be on the terms set forth above, the Option Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Option Space or as of the date the term for such Option Space commences, unless the determination of the Prevailing Market rate has specified any work to be performed or improvement allowances to be given by Landlord in the Option Space, in which case Landlord shall perform such work or give such improvement allowances in the Option Space. If Landlord is delayed delivering possession of the Option Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Option Space shall be postponed until the date Landlord delivers possession of the Option Space to Tenant free from occupancy by any party.

4. If Tenant exercises the Expansion Option granted herein, Landlord shall use reasonable efforts to deliver the Option Space to Tenant on the stated availability date for the lease thereof. Tenant acknowledges that Landlord does not guarantee that the Option Space will be available on the stated availability date for the lease thereof, if the then existing occupants of the Option Space shall hold over, or delivery is delayed for any other reason beyond Landlord’s reasonable control, and in such event, as Tenant’s sole recourse, the term of this Lease as respects the Option Space shall not commence until Landlord delivers the same to Tenant; provided, however, that if Landlord shall not deliver the Option Space to Tenant within ninety (90) days of the stated availability date for the lease thereof, as such ninety (90) day period shall be extended for any delay due to Limited Force Majeure (as defined in Section 4 of the Lease), Tenant shall have the right to terminate its lease of the Option Space by notice thereof to Landlord given within ten (10) Business Days after the expiration of such ninety (90) day period as so extended.

D. Option Space Amendment. Upon Tenant’s election to lease the Option Space, Landlord and Tenant shall promptly enter into an amendment to the Lease, adding such Option Space to the Premises at the Rent and on the other terms and conditions set forth above.

E. Subordination. Notwithstanding anything herein to the contrary, Tenant’s Expansion Option is subject and subordinate to the renewal and extension rights and options existing on the date hereof of any tenant of the Building or granted in any Cleared Lease.

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EXHIBIT G

FORM OF LETTER OF CREDIT

[Date]

Beneficiary:	Applicant:
[NAME AND ADDRESS OF LANDLORD]	[NAME AND ADDRESS OF TENANT]

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

We hereby establish our Irrevocable Letter of Credit in your favor available by your drafts drawn on [NAME OF BANK], at sight, for any sum or sums not exceeding                      Dollars ($        ), for account of [NAME OF TENANT] at [TENANT’S ADDRESS]. Draft(s) must be accompanied by supporting documents as described below:

A written statement to [INSERT NAME OF BANK] stating that “The principal amount [or the portion requested] of this Letter of Credit is due and payable to Beneficiary in accordance with the provisions of that certain Office Lease dated                     , between Beneficiary and Applicant, as such lease may be amended from time to time.”

The written statement shall be accompanied by this Letter of Credit for surrender; provided, however, that if less than the balance of the Letter of Credit is drawn, this Letter of Credit need not be surrendered and shall continue in full force and effect with respect to the unused balance of this Letter of Credit unless and until we issue to you a replacement Letter of Credit for such unused balance, the terms of which replacement Letter of Credit shall be identical to those set forth in this Letter of Credit. We are not required to inquire as to the accuracy of the matters recited in the written statement or as to the authority of the person signing the written statement and may take the act of signing as conclusive evidence of such accuracy and his or her authority to do so. The obligation of [BANK] under this Letter of Credit is the individual obligation of [BANK], and is in no way contingent upon reimbursement with respect thereto.

Each draft must bear upon its face the clause “Drawn under Letter of Credit No.                     , dated                     , of [BANK].”

This Letter of Credit shall be automatically extended for an additional period of one year from the present or each future expiration date unless we have notified you in writing delivered via U.S. registered mail, return receipt requested, to your address stated above, or to such other address as you shall have furnished to us for such purpose, not less than sixty (60) days before such expiration date, that we elect not to renew this Letter of Credit. Upon your receipt of such notification, you may draw your sight draft on us prior to the then applicable expiration date for the unused balance of the Letter of Credit, which shall be accompanied by your signed written statement that you received notification of our election not to extend.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce - Publication No. 600, subject to the following: (a) if this Letter of Credit expires during an interruption of business as described in Article 36 of the UCP, we hereby specifically agree to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business; and (b) notwithstanding Article 14 or any other provision of the UCP, and regardless of whether the words “strict”, “exact” or “identical” or similar words are used in this Letter of Credit, a document presented under this Letter of Credit need not reproduce the wording in this Letter of Credit exactly, including typographical errors, punctuation, spacing, blank lines and spaces (or the completion or deletion thereof), and the like.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to the above-mentioned drawee at our offices at [ADDRESS] on or before         PM [TIME ZONE] Time on [INITIAL EXPIRATION DATE], or such later expiration date to which this Letter of Credit is extended pursuant to the terms hereof.

If at any time Beneficiary or its authorized transferee is not in possession of the original of this letter of credit (together with all amendments, if any) because such original has been delivered to us as required hereunder for a draw thereon or transfer thereof, our obligations as set forth in this letter of credit shall continue in full force and effect as if Beneficiary or such authorized transferee still held such original, and any previous delivery to us, without return by us, of such original shall be deemed to have satisfied any requirement that such original be delivered to us for a subsequent draw hereunder or transfer hereof.

This Letter of Credit may be, without charge and without recourse, assigned to, and shall inure to the benefit of, any successor in interest to [LANDLORD], under the Office Lease. Transfer charges, if any, are for the account of the applicant.

Sincerely, [BANK]

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EXHIBIT H

APPRAISAL PROCEDURE

A. Within 15 calendar days after the expiration of the 30-calendar day period set forth in Section 3.C. of Exhibit F to the Lease for the mutual agreement of Landlord and Tenant as to the Prevailing Market rate for the Premises, each party hereto, at its cost, shall engage a State of Washington licensed real estate broker to act on its behalf in determining the Prevailing Market rate for the Premises. The brokers each shall have at least 10 years’ experience with leases in first-class office buildings comparable to the Building in Seattle, Washington, and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within such 15-calendar day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the Prevailing Market rate for the Premises. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the Prevailing Market rate for the Premises. If such brokers are unable to agree within 30 calendar days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within 10 calendar days after the last date the two brokers are given to set the Prevailing Market rate for the Premises. Each of the parties hereto shall bear 1/2 the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

B. The third broker shall conduct his own investigation of the Prevailing Market rate for the Premises, and shall be instructed not to advise either party of his determination of the Prevailing Market rate for the Premises except as follows: when the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least 7 calendar days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the Prevailing Market rate for the Premises. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of the Prevailing Market rate for the Premises is set forth, the third broker shall place his determination of the Prevailing Market rate for the Premises in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of the Prevailing Market rate for the Premises on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

C. In the presence of the third broker, the determination of the Prevailing Market rate for the Premises by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the 2 determinations shall be the Prevailing Market rate for the Premises, the envelope containing the determination of the Prevailing Market rate for the Premises by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of the Prevailing Market rate for the Premises, the determination of the other party shall prevail and be treated as the Prevailing Market rate for the Premises. If the higher of the 2 determinations is more than 105% of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of the Prevailing Market rate for the Premises shall be the Prevailing Market rate for the Premises. If such is not the case, the Prevailing Market rate for the Premises shall be the rent proposed by whichever of Landlord’s broker or Tenant’s broker is closest to the determination of the Prevailing Market rate for the Premises by the third broker.

EXHIBIT I

OUTLINE AND LOCATION OF STAGING PREMISES

This Exhibit is attached to and made a part of the Office Lease Agreement by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington.

EXHIBIT J

OUTLINE AND LOCATION OF BACK-UP GENERATOR

This Exhibit is attached to and made a part of the Office Lease Agreement by and between SRI-WR ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2601 Elliott Avenue, Seattle, Washington.

EXHIBIT J

LOCATION OF BACK-UP GENERATOR